UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Merge Technologies Incorporated

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Merge Technologies Incorporated
6737 West Washington Street
Milwaukee, Wisconsin 53214–5650
(414) 977–4000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Merge Technologies Incorporated:
     We invite you to attend our 2007 Annual Meeting of Shareholders on May 11, 2007, at 10:00 a.m. Central Time, at the Doubletree Hotel Milwaukee/Brookfield, 18155 West Bluemound Road, in Brookfield, Wisconsin. At the Annual Meeting, as we describe in the accompanying Proxy Statement, we will ask you to vote on the following matters:
1.	the election of eleven (11) directors;

2.	the amendment of our Company’s Amended and Restated Articles of Incorporation to change our name to “Merge Healthcare Incorporated”; and

3.	such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
     You are entitled to vote at the Annual Meeting only if you were a Shareholder of record at the close of business on March 26, 2007. A Proxy Statement and proxy card are enclosed. Whether or not you expect to attend the Annual Meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares.

By order of the Board of Directors:
/s/ Kenneth D. Rardin

Kenneth D. Rardin President and Chief Executive Officer

Milwaukee, Wisconsin
April 9, 2007
Our 2006 Summary Annual Report (including our Company’s Annual Report on Form 10–K) is enclosed with this Notice and Proxy Statement.

PROXY STATEMENT FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS OF MERGE TECHNOLOGIES INCORPORATED MAY 11, 2007
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLES
GRANTS OF PLAN BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION EXERCISES
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
DIRECTOR COMPENSATION
OUTSTANDING EQUITY AWARDS OF DIRECTORS AT FISCAL YEAR END
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL TWO: AMENDMENT OF ARTICLES OF INCORPORATION
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT ON FORM 10-K
SHAREHOLDER PROPOSALS
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
MAILINGS TO HOUSEHOLDS

PROXY STATEMENT
FOR THE
2007 ANNUAL MEETING OF SHAREHOLDERS OF
MERGE TECHNOLOGIES INCORPORATED
MAY 11, 2007
     Unless the context otherwise requires, all references in this Proxy Statement to “we,” our,” “us,” or the “Company” are to Merge Technologies Incorporated doing business as Merge Healthcare and its subsidiaries.
Why have I received this Proxy Statement?
     We are furnishing this Proxy Statement to the holders of shares of our Common Stock (whom we refer to as “you” or our “Shareholders”), in connection with the solicitation of proxies by our Board of Directors (which we refer to as our “Board”) for use at the 2007 Annual Meeting of Shareholders to be held on May 11, 2007, or any adjournment or postponement thereof (the “Annual Meeting”). We first sent this Proxy Statement, the enclosed Notice and proxy card to Shareholders on or about April 9, 2007.
When will the Annual Meeting be held?
     The Annual Meeting will be convened at approximately 10:00 a.m. Central Time on May 11, 2007. Any adjournment or postponement thereof will be announced at the Annual Meeting.
Who is entitled to vote at the Annual Meeting?
     You are entitled to vote at the Annual Meeting only if you were a Shareholder of record at the close of business on March 26, 2007. In addition, only shares of our Common Stock represented by properly executed proxies in the accompanying form received by our Board prior to the Annual Meeting will be voted at the Annual Meeting. A complete list of Shareholders eligible to vote will be available for inspection at our offices beginning two (2) business days after the date of this Notice and Proxy Statement.
How many shares will be entitled to vote at the Annual Meeting?
     At the close of business on March 26, 2007, there were 33,903,735 shares of our Common Stock outstanding that have voting rights, including: (i) 31,672,212 shares of our Common Stock, and (ii) one Preferred Series 3 Special Voting Share, which entitles the holder of record of such share to voting rights equal to 2,231,523 shares of our Common Stock. The Preferred Series 3 Special Voting Share was issued by us in connection with our business combination with Cedara Software Corp. (“Cedara”) to provide voting rights to holders of Merge Cedara ExchangeCo Limited Exchangeable Shares, which shares are convertible into shares of our Common Stock. The Preferred Series 3 Special Voting Share will be treated as Common Stock having 2,231,523 votes at the Annual Meeting. Our current directors and Named Executive Officers own 446,822 shares of our Common Stock, or approximately 1.3% of our total outstanding Common Stock, which they intend to vote in favor of the proposals.
How many shares are required to be present at the Annual Meeting?
     A quorum of Shareholders is necessary to hold a valid meeting. The presence in person or representation by proxy at any meeting of our Shareholders of a majority of the outstanding shares of our Common Stock entitled to vote at the meeting constitutes a quorum. If a quorum is not present, then the Annual Meeting may be postponed or adjourned, without notice other than announcement at the Annual Meeting, until a quorum is present or represented. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

     Broker non–votes are counted for purposes of determining whether a quorum is present at the Annual Meeting, but are not counted for purposes of determining whether a proposal has been approved. A broker non–vote occurs on an item when a broker does not have discretionary voting authority to vote on a proposal and has not received instructions from the beneficial owner of the shares as to how to vote on the proposal.
How will my vote be counted?
     If you specify a choice with respect to any matter to be acted upon in the enclosed proxy and return it to our Board, the shares of our Common Stock represented by that proxy will be voted as specified. If you do not specify a choice in an otherwise properly executed proxy with respect to any proposal referred to therein, the shares of our Common Stock represented by that proxy will be voted with respect to that proposal in accordance with the recommendations of our Board described herein. Votes cast by proxy or in person at the Annual Meeting will be counted by an inspector of election appointed for the Annual Meeting, who will also determine whether or not a quorum is present.
May I change my vote after returning this proxy?
     If you sign and return a proxy in the accompanying form, you may revoke it by: (i) giving written notice of revocation to us before the proxy is voted at the Annual Meeting; (ii) executing and delivering a later–dated proxy before the proxy is voted at the Annual Meeting; or (iii) attending the Annual Meeting and voting your shares of Common Stock in person.
What vote is required to approve the proposals?
     The eleven (11) nominees receiving the highest vote totals of the eligible shares of our Common Stock will be elected as our directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect.
     The affirmative vote of holders of a majority of the shares of our Common Stock eligible to vote (i.e., a majority of the shares of our Common Stock issued and outstanding as of the record date) is required for approval of the proposed Amendment to our Amended and Restated Articles of Incorporation, as well as to approve any other matter that is properly brought before the Annual Meeting. Therefore, approval of this proposal will require the affirmative vote of 16,951,869 shares.
Who will pay solicitation costs associated with this Proxy Statement?
     We will make arrangements with brokerage houses, banks and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares of our Common Stock held of record by those persons. We may reimburse these custodians, nominees and fiduciaries for their reasonable out–of–pocket expenses incurred in forwarding proxy materials to these beneficial owners. We will bear the cost of soliciting proxies, although we currently do not intend to solicit proxies. In addition to the use of the mail, proxies may be solicited by our directors, officers or employees, who will not be specifically compensated for these services, by means of personal calls upon, or telephonic, telegraphic or facsimile communications with, Shareholders or their representatives.
     The mailing address of our principal executive offices is 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650. Our Shareholder email address is shareholderinfo@mergehealthcare.com and our web site is located at www.mergehealthcare.com. The shares of our Common Stock are included for quotation on the NASDAQ Global Market under the symbol “MRGE.”
WE INTEND TO BEGIN MAILING THIS PROXY STATEMENT ON OR ABOUT APRIL 9, 2007.

PROPOSAL ONE: ELECTION OF DIRECTORS
     Eleven (11) individuals will be elected at the Annual Meeting to serve as directors until our next Annual Meeting of the Shareholders or otherwise as provided in our Amended and Restated Bylaws adopted on September 6, 2006 (our “By–laws”). The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies we receive unless instructions to the contrary are provided. If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board. Our directors have no reason to believe that any of the nominees named below will be unable to serve if elected.
     The following table lists the names of our current directors, each of whom is a candidate for reelection, and their respective ages and positions with us, followed by a brief biography of each individual, including their business experience during the past five years.

Robert A. Barish, M.D.	53	Director
Dennis Brown	59	Director
Michael D. Dunham	61	Chairman of Board
Robert T. Geras	69	Director
Anna Marie Hajek	58	Director
R. Ian Lennox	54	Director
Kevin E. Moley	60	Director
Kevin G. Quinn	52	Director
Ramamritham Ramkumar	55	Director
Kenneth D. Rardin	56	Director, President & Chief Executive Officer
Richard A. Reck	56	Director
     Robert A. Barish, M. D. is Vice Dean for Clinical Affairs and Professor of Emergency Medicine at the University of Maryland School of Medicine. From 1996 to 1998, he served as the chief executive officer of University Care, for University of Maryland Medical. He is a Trustee of the Endowment Fund of the University of Maryland. Dr. Barish holds a B.A. from the University of New Hampshire, an M.D. from the New York Medical College and an M.B.A. from Loyola College. Dr. Barish has served on our Board since our initial public offering in February 1998.
     Dennis Brown served as vice president of finance, chief financial officer and treasurer of Apogent Technologies Inc. (“Apogent”), a New York Stock Exchange company from January 2003 to December 2004. Fisher Scientific International Inc. acquired Apogent in August 2004, and after completion of a transition period, Mr. Brown retired from Apogent in December 2004. From December 2000 through January 2003, Mr. Brown served as a financial consultant to Apogent. Mr. Brown also served as vice president of finance, chief financial officer and treasurer of Apogent’s predecessor, Sybron International Corporation (“Sybron”), a publicly traded company formerly headquartered in Milwaukee, Wisconsin, from January 1993 through December 2000, at which time Sybron’s life sciences group was relocated to Portsmouth, New Hampshire, and Sybron was renamed Apogent. Mr. Brown is a Fellow of the Chartered Institute of Management Accountants (England). Mr. Brown has served on our Board since May 2003 and previously served on our Board from the date of our initial public offering in February 1998 until May 2000.
     Michael D. Dunham has served on our Board since our initial public offering in February 1998 and has been Chairman of the Board since May 2006 (including designation as our principal executive officer from July 2006 until early September 2006). Mr. Dunham is the owner and, since 2002, has served as president of Dunham Global Associates, Ltd., which owns private companies in the software technology industry. Mr. Dunham previously served as senior vice president of industrial and financial systems, IFS NA, a publicly traded Sweden–based corporation that markets and supports manufacturing software systems, from 1999 to May 2006. Mr. Dunham co–founded and served as chief executive officer of publicly traded Effective Management Systems, Inc. between 1978 and 1999. Mr. Dunham is a director of Heartland Group, Inc., a mutual funds holding company. Mr. Dunham also served as a director of the Milwaukee Metropolitan Association of Commerce from 1991 to 2004. Mr. Dunham holds a B.S. in

Electrical Engineering from the University of Denver and a M.M.S. from the Stevens Institute of Technology.
     Robert T. Geras has been a Shareholder since May 1989 and our director since prior to our initial public offering in 1998. Since January 2004, Mr. Geras has been a director of Capital Growth Systems, Inc., a public reporting holding company for Nexvu Technologies LLC, an application performance management software company. Mr. Geras has been a private venture investor for more than 25 years and has participated as a director of, investor in, and/or advisor to numerous small businesses in fields ranging from medical equipment, computer software, banking, telecommunications, industrial distribution and the internet. He has also assisted in corporate planning, capital formation and management for his various investments. Mr. Geras holds a B.S.B.A. from Northwestern University.
     Anna Marie Hajek has been president and chief executive officer of Clarity Group, Inc., a healthcare risk and quality management company specializing in patient safety solutions and the management of professional liability insurance operations since she co–founded the firm in 2000. From 1995 to 2000, Ms. Hajek served as executive vice president and president of the Healthcare Risk Services Group operating division of MMI Companies, Inc., a New York Stock Exchange company specializing in risk management and liability insurance to the healthcare industry. Ms. Hajek has worked in hospital and academic medical center settings in her capacity as a medical technologist and educator. She received her B.A. with honors from the College of St. Teresa, Winona, Minnesota, and her Masters Degree in Health Professions Education from the University of Illinois at Chicago. She holds an active Medical Technologist Certification from the American Society of Clinical Pathologists. Ms. Hajek joined our Board in May 2001.
     R. Ian Lennox is an investor in the life sciences industry. He is a director of several life sciences companies in North America. From 2000 to 2004, Mr. Lennox held leadership positions at MDS Inc. (“MDS”), first as president and chief executive officer, drug discovery and development, and later as president and chief executive officer, pharmaceutical and biotechnology markets. Prior to joining MDS, he was president and chief executive officer of Phoenix International Life Sciences, a NASDAQ Stock Exchange company, and chairman and chief executive officer of Drug Royalty Corporation, a Toronto Stock Exchange listed company. From 1978 to 1997, Mr. Lennox held progressively senior managerial positions at Monsanto Company in the U. S., Europe and Latin America, including six years as president and chief executive officer, Monsanto (Canada), based in Toronto. Mr. Lennox has also served as director of a number of life sciences companies and charitable foundations in North America. Mr. Lennox holds an Honours B.S. degree in physiology and pharmacology and an M.B.A. from the University of Western Ontario. He has also completed the executive management program in finance at the Columbia School of Business. Mr. Lennox joined our Board in August 2005.
     Kevin E. Moley most recently served as U. S. Ambassador representing the United States of America to the United Nations and other international organizations in Geneva from September 2001 to April 2006. Prior to this position, Ambassador Moley was a private investor and served on the board of several public and private companies. Additionally, he served as president and chief executive officer of Integrated Medical Systems Inc., then one of the largest physician networking services, from 1996 to 1998, and was a senior vice president of PCS Health Systems, Inc. from 1993 to 1996. From 1992 to 1993 Ambassador Moley served as Deputy Secretary of the U. S. Department of Health and Human Services (HHS). He began his government career at HHS in 1984. Ambassador Moley previously served on our Company’s Board from 1998 to 2001, and currently serves on the board of directors of Cephalon, a NASDAQ Stock Exchange international biopharmaceutical company. Ambassador Moley was appointed to our Board in September 2006.
     Kevin G. Quinn has been, since 1999, president of Wye River Group, Inc., a private investment and advisory company specializing in corporate and public finance. From 1994 to 1999, Mr. Quinn was managing director and head of investment banking at H.C. Wainwright & Co., which served as one of the underwriters of our Company’s initial public offering. Mr. Quinn’s previous positions include Alex. Brown & Sons, where Mr. Quinn served as a managing director and manager of public finance from 1982 to 1994. He currently serves on the boards of directors of several public and private companies, including CareFirst, Inc., one of the largest healthcare insurers in the mid–Atlantic region, as well as Securities

Finance Trust Company and Old Mutual Asset Management Trust Company. Mr. Quinn was appointed to the Board in September 2006. Mr. Quinn earned J.D. and M.B.A. degrees from the University of Maryland and a B.A. from Loyola College.
     Ramamritham Ramkumar was formerly a director of Cedara prior to our business combination with Cedara and has served on our Board since August 2005. Mr. Ramkumar has been a principal shareholder and chairman of the board of Process Research ORTECH, Inc., a metallurgical research and development organization, since 1988, and has held various positions at Reff Incorporated, now a division of Knoll Incorporated, until 1986. From 1988 to 2004, Mr. Ramkumar was president and chief executive officer at Inscape Corporation, formerly Office Specialty, and has held various positions at Clarkson Gordon, now Ernst and Young. Mr. Ramkumar has a Bachelor of Technology from Metallurgical Engineering and an M.B.A. from the University of Toronto. Mr. Ramkumar is a Charter Member of the Toronto chapter of TiE and serves on the board of directors of Toronto Rehabilitation Hospital.
     Kenneth D. Rardin was appointed as a director and President and Chief Executive Officer on September 6, 2006. Mr. Rardin has over 25 years of senior executive management experience in the healthcare information technology, computer software, and computer services industry. From October 2004 to January 2006, Mr. Rardin served as chairman and chief executive officer of Park City Solutions, a leading eHealth company that specialized in electronic health records, systems integration and consulting. Prior to joining Park City Solutions, Mr. Rardin was the managing partner of Rardin Capital Management, a technology and financial consulting company. From October 1992 to October 1998, Mr. Rardin served as chairman of the board and chief executive officer of IMNET Systems, Inc., an electronic healthcare information management system company.
     Richard A. Reck, is the president of Business Strategy Advisors LLC, a business strategy consulting firm, and has served in such capacity since August 2002. Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained in their employ until his retirement as a partner in July 2002. He currently serves on the boards of Interactive Intelligence, Inc., a publicly held software company, and Advanced Life Sciences Holdings Inc., a publicly held biopharmaceutical company, as well as the boards of several private and not–for–profit entities. Mr. Reck is a certified public accountant and holds a B.A. in Mathematics from DePauw University and an M.B.A. in Accounting from the University of Michigan. Mr. Reck has been a director of our Company since April 2003.
     We strongly encourage our directors to attend the Annual Meeting of Shareholders. At the 2006 Annual Meeting of Shareholders, all of the directors then serving attended.
     RECOMMENDATION OF THE BOARD: The Board recommends and nominates Dr. Barish, Ms. Hajek and Messrs. Brown, Dunham, Geras, Lennox, Moley, Quinn, Ramkumar, Rardin and Reck for election as directors of our Company by the Shareholders at the Annual Meeting to serve until the next Annual Meeting of Shareholders or as otherwise provided in the By-laws.

CORPORATE GOVERNANCE
Board of Directors – General
     Our Board is required to meet at least once per year, either in person or by telephonic conference. Our Board met thirty eight (38) times during 2006, eight (8) occasions of which included only the non-employee directors. All of the directors attended at least seventy five percent (75%) of the meetings of the Board, and at least seventy five percent (75%) of the meetings of all committees on which they served.
     Our Board has determined that each of Dr. Barish, Ms. Hajek, and Messrs. Brown, Geras, Lennox, Moley, Ramkumar, Quinn and Reck is independent under NASDAQ listing standards. Our Board generally uses the director independence standards set forth by NASDAQ as its subjective independence criteria for directors, and then makes an affirmative determination as to each director’s independence by taking into account other, objective criteria as applicable.
Board Committees
     Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.
     Audit Committee. Our Audit Committee adopted an amended and restated charter in August 2006, to replace the charter which had previously been in effect. The charter is available on our web site at www.mergehealthcare.com. Our Audit Committee recommends engagement of our Company’s independent accountants, approves services performed by these accountants, and reviews and evaluates our Company’s accounting system and its system of internal accounting controls. The Audit Committee met twenty four (24) times in 2006. The directors who currently serve on the Audit Committee are Mr. Brown, as chair, Messrs. Geras, Ramkumar and Reck. Mr. Brown is the designated financial expert. All of the members of the Audit Committee are “independent,” as defined in Rule 4200 of the NASDAQ Global Market (which we refer to as “Rule 4200”).
     Compensation Committee. Our Compensation Committee does not have a formal written charter. Our Compensation Committee is responsible for reviewing the compensation of our executive officers and providing recommendations to our Board relating to such compensation. This committee also reviews and administers stock option and other equity grants under our stock option plans. The directors who currently serve on our Compensation Committee are Ms. Hajek, as chair, Dr. Barish, and Messrs. Lennox and Reck. All of the members of the Compensation Committee are currently “independent,” as defined in Rule 4200. Our Compensation Committee met twenty one (21) times in 2006.
     We did not utilize the services of any compensation consultants in determining the amount or form of executive and director compensation in 2006.
     Nominating Committee. Our Nominating Committee has a formal written charter, which is available on our web site at www.mergehealthcare.com. Our Nominating Committee nominates candidates for our Board and will consider nominees recommended by Shareholders. The Nominating Committee met four (4) times in 2006. The directors who currently serve on our Nominating Committee are Dr. Barish, as chair, Ms. Hajek and Mr. Lennox, each of whom is “independent,” as defined in Rule 4200.
Nominating Committee Composition and Procedures
     The Nominating Committee will consider for nomination as a director candidates recommended by Shareholders, directors, officers, third–party search firms and other sources. In evaluating candidates, the Nominating Committee considers the attributes of the candidate (including public company background, healthcare and information technology experience, integrity, strategic contribution, and ability to devote requisite time) and the needs of the Board, and will review all candidates in the same manner, regardless of the source of the recommendation. The Nominating Committee will consider individuals recommended by Shareholders for nomination as a director in accordance with the procedures described in our By–laws. Shareholders submitted no candidates for nomination for election as a director to our Nominating Committee in connection with the Annual Meeting. According to our By–laws, a Shareholder must give advance notice and furnish certain information in order to submit a nomination for election as a director. Any Shareholder who wishes to present a candidate for consideration by our Nominating Committee should send a timely notice identifying the name of the candidate and summary of the candidate’s qualifications, along with other supporting documentation, in each case as described in Section 2.13 of our By–laws, to the Nominating Committee.
Policies and Procedures Governing Related Person Transactions
     In March 2007, our Board adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•	a “related person” means any of our directors, executive officers, nominees for director, holder of five percent (5%) or more of our Common Stock or any of their immediate family members; and

•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.
     Each of our executive officers, directors or nominees for director is required to disclose to our Audit Committee certain information relating to related person transactions for review, approval or ratification by our Audit Committee. Disclosure to our Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. Our Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of our Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to our full Board.
     Because the policies and procedures were first adopted in March 2007, the relationship described below under “Related Person Transactions” was not approved or ratified pursuant to the terms of the policy.
Related Person Transactions
     Through June 30, 2006, Michael D. Dunham served as a member of the audit committee of the board of directors of Merchants & Manufacturers Bancorporation Inc. (“MMB”), and as a director of the board of directors of Lincoln State Bank, the bank subsidiary of MMB with which we have depository accounts. Mr. Dunham resigned from the boards of directors of MMB and Lincoln State Bank effective June 30, 2006.
Code of Ethics and Whistleblower Policy
     We have adopted a Code of Ethics that applies to all of our directors, employees and officers, including our principal executive officer, our principal financial officer, our controller and persons performing similar functions. Our Code of Ethics and the related Whistleblower Policy are available on our web site at www.mergehealthcare.com. Future material amendments or waivers relating to the Code of Ethics and/or the corresponding Whistleblower Policy will be disclosed on our web site referenced in this paragraph within four (4) business days following the date of such amendment or waiver.

Shareholder Litigation
     On August 28, 2006, a derivative action was filed in the Circuit Court of Milwaukee County, Civil Division, against certain of our former executive officers, and all of the then–current members of our Board. The plaintiffs allege that each of the individual defendants breached fiduciary duties to us by violating generally accepted accounting principles, willfully ignoring problems with accounting and internal control practices and procedures and participating in the dissemination of false financial statements and also allege that we and the director defendants failed to hold an annual meeting of shareholders for 2006 in violation of Wisconsin law. The plaintiffs ask for unspecified amounts in damages and costs, as well as equitable relief. In response to the filing of this action, our Board formed a Special Litigation Committee, which committee has full authority to investigate the allegations of the derivative complaint and determine whether pursuit of the claims against any or all of the individual defendants would be in our best interest. The Special Litigation Committee’s investigation is substantially complete.
MANAGEMENT
Directors
     For the names of and biographical information regarding each of the directors and a discussion of Board committees, see the discussions under the headings “Proposal One: Election of Directors” and “Corporate Governance.”
Executive Officers
     The names of our current executive officers, and their respective ages and positions with our Company, are as follows:

Name	Age	Position

Kenneth D. Rardin	56	President and Chief Executive Officer, Director
Steven R. Norton	45	Executive Vice President, Chief Financial Officer and Treasurer
Gary D. Bowers	54	President, Merge Healthcare North America
Jacques F. Cornet	51	President, Merge Healthcare EMEA
Loris Sartor	49	Senior Vice President, and President, Cedara
     Mr. Rardin’s biography appears above under the heading “Proposal One: Election of Directors.”
     Steven R. Norton joined us as Executive Vice President, Chief Financial Officer and Treasurer effective January 8, 2007. Previously, Mr. Norton was senior vice president and chief financial officer at Manhattan Associates, a provider of supply chain management software and systems, from January 2005 to March 2006. From November 1999 to January 2005, Mr. Norton was employed as executive vice president and chief financial officer for Concurrent Computer Corporation, a publicly traded technology company that offers video–on–demand and real–time computer processing solutions. Additionally, Mr. Norton held senior finance positions at LHS Group, and was an auditor with Ernst & Young, and KPMG LLP. Mr. Norton received his Bachelor of Arts degree from Michigan State University.
     Gary D. Bowers was appointed Senior Vice President, Strategic Business Initiatives in November 2006. He joined us as Vice President in September 2006 and was promoted to President, Merge Healthcare North America in February 2007. Prior to joining us, Mr. Bowers was senior vice president, product technology for Park City Solutions from October 2004 to November 2005, and was a general partner of Rardin Capital Management, a technology and financial consulting firm, from December 1999 to September 2004. Mr. Bowers holds a B.A. in Statistics from the University of Rochester.
     Jacques F. Cornet was appointed President – Merge Healthcare EMEA (Europe, Middle East, Africa) in November 2006. He was formerly Vice President Business Development and Strategic Marketing of Cedara. Before joining Cedara in mid–2000, Mr. Cornet held several strategic business management positions at ADAC Laboratories (now part of Philips Medical Systems) in the U. S., GE HealthCare in Europe and the U. S. and GE Calma in Europe. Mr. Cornet holds an M. Sc. Degree in ElectroMechanical and Computer Sciences and Executive Marketing from HEC France.
     Loris Sartor was appointed President of Cedara in November 2006. He formerly held various positions with Cedara, including Director of the Platforms Products Division, Product Vice President, Divisional Vice President of Engineering and Customer Solutions, and most recently Vice President of Sales. Prior to joining Cedara, Mr. Sartor held several technical and management positions in the Sietec Open Systems division at Siemens Electric Ltd., as well as various other technical positions within the software industry. Mr. Sartor holds a Bachelor of Applied Science and Engineering Degree (Computer Science Option) and an M.B.A. from the University of Toronto.
COMPENSATION DISCUSSION AND ANALYSIS
     The following discussion and analysis relates to the compensation earned for 2006 by the executives listed below, whom we refer to as our “Named Executive Officers.” As a result of various challenges we faced as a company in 2006 as described below, we made significant changes in our senior executive team. Due to these actions, we have a number of persons who are deemed to be Named Executive Officers who are no longer our employees. To assist in your understanding of our compensation discussion and analysis, we have identified below the names and titles of the Named Executive Officers who are currently on our senior management team as well as those persons who are former officers of our Company.

Current Officers/Directors

Kenneth D. Rardin	President and Chief Executive Officer since September 2006

Steven R. Norton*	Executive Vice President, Chief Financial Officer and Treasurer since January 2007

Steven M. Oreskovich	Chief Accounting Officer and Interim Treasurer; Principal Financial Officer from July 2006 to January 2007

Gary D. Bowers	Senior Vice President, Strategic Business Initiatives since November 2006; President, Merge Healthcare North America since February 2007

Jacques F. Cornet	President of Merge Healthcare EMEA since November 2006

Loris Sartor	Senior Vice President, Cedara President since November 2006

Michael D. Dunham	Interim Principal Executive Officer from July 2, 2006 until September 6, 2006; Chairman of the Board

Former Officers

Richard A. Linden	President and Chief Executive Officer until May 15, 2006

William C. Mortimore	Interim Chief Executive Officer from May 15, 2006 until July 2, 2006

Robert J. White	Senior Vice President, Interim Co–President & Co–Chief Executive Officer from July 2, 2006 until August 18, 2006, Interim President & Chief Executive Officer from August 18, 2006 until November 16, 2006, and Merge eMed, Inc. President until November 16, 2006

Brian E. Pedlar	Interim Co–President & Co–Chief Executive Officer from July 2, 2006 until August 18, 2006, and Cedara President until August 18, 2006

Scott T. Veech	Chief Financial Officer, Secretary and Treasurer until July 2, 2006

*	Because we did not employ Mr. Norton in 2006, he is not described in the compensation discussion set forth under “Executive Compensation” beginning on page 19 of this Proxy Statement.

Background
     As a company, we were confronted with challenges and change during 2006 including, among other things, the restatement of our previously issued financial statements, internal investigations, an informal United States Securities and Exchange Commission (“Commission”) inquiry and shareholder lawsuits. We experienced change in our senior management team; of the twelve Named Executive Officers identified in this discussion, we still employ only six – Messrs. Rardin, Norton, Oreskovich, Cornet, Sartor and Bowers. We were required to rebuild our senior executive team in a time involving a great deal of uncertainty with respect to our future and strategic direction. Our Board and Compensation Committee conducted new chief executive officer and chief financial officer searches during this period. As a result of these circumstances, we considered, and in some cases offered, enhanced compensation arrangements to attract and retain the candidates with the necessary skill set and experience to rebuild our organization. In addition, our Board and Compensation Committee focused on the proper compensation and financial motivation of the remaining senior management and employees.
Compensation Philosophy
     The primary objectives of our executive compensation policies are as follows:
•	to attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable size and growth trajectory in the healthcare information technology industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	to provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals based on our annual budget;

•	to more closely align the interests of the executive officers with those of our Shareholders and the long–term interests of our Company; and

•	to achieve internal parity in compensation across our multi–national organization.
     Our executive compensation programs are designed to reward executive contributions to the success of our organization. Specifically, they are designed to reward achievement of our annual financial performance and business goals based on our annual budget and creation of Shareholder value.
Compensation Mix
     Historically, we have used a mix of short-term compensation (base salaries and annual cash incentive bonuses) and long-term compensation (stock option grants) designed to meet the objectives of our compensation programs. We have had no fixed policy for allocating between long-term and short-term compensation or between cash and non-cash compensation. We have determined the exact mix of compensation structures on a case-by-case basis, basing our determination on competitive market data provided by a compensation consultant or gathered in informal internal market studies, the experience and judgment of our Compensation Committee, and the recommendation of our Chief Executive Officer (except with respect to his own compensation). As a result, the mix may have differed for each individual. Because we believe that it is important to align the interests of our executives with those of our Shareholders, equity incentive compensation has made up a significant portion of each executive’s overall compensation package and our Named Executive Officers have received minimal perquisites.
     In the future, we plan to continue to use a similar mix of short-term and long-term compensation, which we will continue to implement on a case-by-case basis. To enhance the alignment of our executives’ interests with the interests of our Shareholders, however, we currently intend to provide an increasingly large portion of executive compensation in the form of long-term, equity-based awards.

Role of the Compensation Committee
     The Compensation Committee of our Board is responsible for administering our compensation practices and ensuring they are competitive, and designed to drive corporate performance. Our Compensation Committee reviews compensation policies affecting our executive officers annually, taking into consideration our financial performance, our annual budget, our position within the healthcare information technology industry, the executive compensation policies of similar companies in similar industries and, when reviewing individual compensation levels, certain individual factors, including the executive’s level of experience and responsibility and the personal contribution that the individual has made to our success.
     In 2006, our Compensation Committee reviewed its compensation policies with respect to our Named Executive Officers and senior management team in light of the distressed nature of our financial performance and the exceptional occurrences during the year, and therefore took into account factors that were an aberration from the norm. For example, the Compensation Committee placed extra emphasis on the individual performance of those Named Executive Officers and members of our senior management who remained in our employ, and focused significant compensation on retention bonuses for those employees and officers the Compensation Committee believed were vital to the rebuilding of our organization.
     Our Compensation Committee began using the services of a third-party compensation consultant in 2005 as a result of our acquisition of Cedara, which substantially increased the size and complexity of our Company. In that year, our Compensation Committee engaged Compensation Resources, Inc. to perform a benchmarking study of executive compensation among certain companies in the healthcare software and computer services industry. The companies included in the study were the following:
•	Allscripts Healthcare Solutions Inc.

•	Computer Programs & Systems Inc.

•	Eclipsys Corp.

•	IDX Systems Corp.

•	Landacorp Inc.

•	NDCHealth Corp

•	OAO Technology Solutions Inc.

•	OSI Systems Inc.

•	Practiceworks Inc.

•	Quality Systems Inc.

•	Stentor Inc.

•	WebMD Corp.

•	Bruker Biosciences Corp

•	Dendrite International Inc.

•	Emageon Inc.

•	Impac Systems Corp.

•	Mediware information Systems Inc.

•	Netsmart Technologies Inc.

•	Omnicell Inc.

•	Per Se Technologies Inc.

•	Quadramed Corp.

•	Quovadx Inc.

•	Trizetto Group Inc.
     Our Compensation Committee used the information that Compensation Resources generated to evaluate the competitiveness of the compensation packages we offered to executives and make adjustments to enhance our ability to attract and retain talented executives in the future. In 2006, in light of the challenges we faced as a company, the Compensation Committee did not engage a compensation consultant but instead continued to utilize the 2005 information provided by Compensation Resources. The Compensation Committee also used information on compensation paid by peer companies in the healthcare information technology industry provided by the international executive search firm hired to perform our chief executive officer search.

Chief Executive Officer Turnover
     We saw significant turnover in 2006 in the office of President and Chief Executive Officer. Several of our Named Executive Officers served in that role for part of the year:
•	Mr. Linden, our President and Chief Executive Officer during the first part of the year, resigned on May 15, 2006. Until his resignation, Mr. Linden was compensated pursuant to his employment agreement originally effective March 1, 2004. Mr. Linden received no compensation or benefits subsequent to his resignation.

•	Mr. Mortimore, the founder of our Company and our Chief Executive Officer prior to Mr. Linden taking that position, was appointed Interim Chief Executive Officer upon Mr. Linden’s resignation (as our Board commenced a search for a new permanent President and Chief Executive Officer). Mr. Mortimore resigned as Interim Chief Executive Officer on July 2, 2006. For his services as Interim Chief Executive Officer, Mr. Mortimore was compensated under his existing employment agreement, originally effective as of March 1, 2004, and also received an increase in salary reflective of his increased responsibilities, which we discuss below. Mr. Mortimore received no compensation or benefits subsequent to his resignation.

•	Messrs. Pedlar and White were appointed Interim co-Presidents and co-Chief Executive Officers upon Mr. Mortimore’s resignation, and Mr. Dunham (our Chairman of the Board) was appointed Interim Principal Executive Officer. Mr. Pedlar served as co-President and co-Chief Executive Officer until his departure from our Company effective August 18, 2006, and Messrs. White and Dunham served as President and Chief Executive Officer and Principal Executive Officer, respectively, until Mr. Rardin’s appointment as President and Chief Executive Officer on September 6, 2006. Mr. White subsequently separated from our Company effective November 16, 2006. Mr. Dunham continues to serve as our Chairman of the Board.
•	Messrs. Pedlar and White each received a cash incentive award in the amount of $50,000 for his agreement to serve as Interim co-President and co-Chief Executive Officer. On July 2, 2006, our Board also approved a cash retention award opportunity for each of Mr. Pedlar and Mr. White equal to sixty percent (60%) of such officer’s current base salary – $162,602 in the case of Mr. Pedlar, and $150,000 in the case of Mr. White – to be paid on October 1, 2007 if such officer were still employed by us on that date. These cash incentive awards were to be in lieu of 2006 annual performance bonuses. Mr. White received payment of his award as a result of a severance arrangement between us and Mr. White. Also pursuant to that severance arrangement, Mr. White is entitled all compensation and benefits to which he was entitled pursuant to his employment agreement with us effective on April 1, 2006 for a period of eighteen (18) months following his departure from our Company in November 2006. While Mr. Pedlar did not receive direct payment of his award due to his departure prior to October 1, 2007, in February 22, 2007, we entered into a settlement agreement with Mr. Pedlar in response to a lawsuit that Mr. Pedlar filed against us and Cedara. Without admitting any of the allegations of his complaint, we agreed with Mr. Pedlar to settle his claims. Pursuant to the settlement, we agreed to pay Mr. Pedlar a total of CDN$586,000 (less required tax withholding) and to pay CDN$90,000 for Mr. Pedlar’s attorneys’ fees and expenses in the employment proceedings.

•	For his service as Interim Principal Executive Officer, Mr. Dunham received a one-time stock option grant, as disclosed in the Grant of Plan Based Awards table on page 21 of this Proxy Statement.

•	Mr. Rardin became our President and Chief Executive Officer on September 6, 2006. Mr. Rardin’s compensation package was established pursuant to the arm’s length negotiations that proceeded our engaging him as our new President and Chief Executive Officer. In connection with his agreement to become our President and Chief Executive Officer, we entered into an employment agreement with Mr. Rardin effective as of September 6, 2006.
Elements of Compensation
     The compensation that we pay our Named Executive Officers consists of the following elements: base salary, cash incentive compensation, equity incentive compensation, post-employment benefits, and, in limited circumstances, perquisites and other benefits. The following discussion explains the reason we pay each element of compensation, how the amount of each element is determined, and how each element fits into our overall compensation philosophy and affects decisions regarding other elements.
     Base Salary. We seek to pay executives a base salary competitive with salaries of executives at companies of comparable position in the healthcare information technology industry. We have not historically attempted to make base salary a certain percentage of total compensation.
     Our Compensation Committee reviews the base salaries of all executive officers annually, and may adjust these salaries to ensure external competitiveness and to reflect adequately on the executive’s individual position and performance, as well as the performance of our Company. In addition to these factors, our Compensation Committee considers the recommendations of our Chief Executive Officer when adjusting base salaries of our Named Executive Officers other than our Chief Executive Officer. We may also make base salary adjustments during the year if the scope of an executive officer’s responsibility changes relative to the other executives.
     Historically, our Compensation Committee has approved, in connection with our Company’s business planning and budgeting process, a target salary increase of between three percent (3%) and five percent (5%) across our Company as a whole, with a portion of this pool to be allocated to executive officer base salaries and the remainder to be allocated to other employees. The Compensation Committee has not used any formula or specific criteria to determine how much of this pool to allocate to the executive officers, but has instead taken into consideration a variety of corporate and individual performance factors and its views on whether the base salaries for executive officers within the general industry were increasing.
     In 2006, the Compensation Committee primarily focused on individual performance and its desire to retain the services of the executive officers needed to rebuild and sustain our Company. We also adjusted the base salaries of a number of employees in connection with the efforts of Mr. Rardin (in his capacity as our Chief Executive Officer) to enhance parity of base salary within our Company among employees located in different countries. These adjustments were based on recommendations of Mr. Rardin resulting from informal marketplace studies and studies of current company compensation practices that he conducted following his appointment as our Chief Executive Officer.
     We adjusted the annual base salaries of several of our Named Executive Officers in 2006 as shown below. As noted, the adjustments reflect, variously, promotions to a current position, significant personal achievements and our need to continue to provide a competitive and attractive compensation package in light of the distressed nature of our organization. The amounts of salary paid to our Named Executive Officers in 2006 are shown in the “Salary” column of the Summary Compensation Table on page 19 of this Proxy Statement.
•	Current Named Executive Officers
•	On July 1, 2006, we increased Mr. Oreskovich’s salary from approximately $144,000 to $175,000 in recognition of his promotion to Chief Accounting Officer.

•	On November 15, 2006, we increased Mr. Bowers’ salary from $215,000 to $235,000 due to increased responsibilities with respect to the development and implementation of an offshore software development and customer support center in India. In February 2007, we entered into an employment agreement with Mr. Bowers that reflects this level of base salary to, among other things, reflect his promotion to President, Merge Healthcare North America.

•	On November 15, 2006, we increased Mr. Cornet’s salary from CDN$240,000 to CDN$267,650 (at that time, approximately $235,000) due to his promotion to President, Merge Healthcare EMEA.

•	On November 15, 2006, we increased Mr. Sartor’s salary from CDN$150,000 to approximately CDN$267,650 (at that time, approximately $235,000) due to his promotion to President of Cedara and to reflect that he would no longer be a participant in a Company-sponsored sales commission plan.
•	Former Named Executive Officers
•	On June 15, 2006, we increased Mr. Mortimore’s salary from $150,000 to $300,000 due to his increased responsibilities as Interim Chief Executive Officer.

•	On June 12, 2006, we increased Mr. Pedlar’s salary from approximately CDN$262,000 to CDN $300,000 (retroactively applied to June 1, 2005) in anticipation of entering into an agreement that was not finalized prior to Mr. Pedlar’s departure from our Company.
     In establishing the base salaries of the newly hired Mr. Rardin in 2006 ($425,000 per year) and Mr. Norton in 2007 ($300,000 per year) pursuant to the arm’s length negotiations that preceded their becoming our President and Chief Executive Officer, and Chief Financial Officer, respectively, our Board and Compensation Committee relied heavily on benchmarking data provided by an international executive search firm, the Compensation Committee’s experience and visibility in the marketplace, and historical compensation data gathered during the interview processes.
     Cash Incentive Compensation. In 2005, our Named Executive Officers participated in an annual cash incentive bonus plan, called the “Corporate Bonus Program.” Due to the difficulties that we faced in 2006, including the restatement of the previously issued 2003 and 2004 financial statements and the first two quarters of 2005 financial statements, we were unable, for 2006, to establish a corporate business plan or to determine corporate financial targets that would serve as appropriate targets under a short-term cash incentive bonus program. Accordingly, we did not utilize a Corporate Bonus Program in 2006. The Compensation Committee instead created a one-time retention bonus for certain key employees, including some of our Named Executive Officers, in an attempt to retain the services of employees with the skills and experience to make a significant contribution to our Company during the transition period. These bonuses will be paid in September 2007 provided the executive either has (i) been continuously employed by us until then, or (ii) had his or her employment involuntarily terminated by us without cause.
     The following is a list of the retention bonus amounts for the Named Executive Officers that remain in our employ:

Name	Amount

Mr. Oreskovich	$105,000
Mr. Cornet	$105,960
Mr. Sartor	$66,225

     Mr. Rardin’s employment agreement provides that he will be eligible for an annual performance bonus with a target of seventy percent (70%) of his base salary. Additional bonus above seventy percent (70%) may be awarded at the Board’s discretion, based on performance. In the first twelve months of the employment agreement, fifty percent (50%) of the bonus target is guaranteed to Mr. Rardin, while the remaining fifty percent (50%) is dependent on achievement of Company and individual performance targets to be established by the Board or an appropriate committee of the Board after discussions with Mr. Rardin. For the period from the end of the initial twelve months to year end 2007, our Board and Mr. Rardin will mutually agree to a bonus plan and appropriate goals for that period, which bonus plan and goals have not yet been established.
     In early 2007, we paid to Mr. Rardin the guaranteed portion of his annual bonus target that he earned during 2006 in the amount of $49,584. We also paid to Mr. Rardin the pro rata portion (ninety percent (90%)) of the remainder of his target bonus that he earned in 2006 in the amount of $44,626. This discretionary portion of his target bonus was dependent on the achievement of Company and individual performance targets. The Compensation Committee established those performance targets as (1) the provision by Mr. Rardin of strong leadership, (2) the integration of Cedara and Merge Healthcare North America to more effectively use the collective resources of our Company, (3) the establishment of a new executive management team, and (4) the presentation to the Board of a viable operational plan for 2007.
     We paid to Mr. Bowers a discretionary a bonus equal to $31,333 based on his accomplishments in 2006 relating to the development and implementation of an offshore software development and customer support center in India.
     Mr. Norton’s employment agreement provides that he will be eligible for an annual performance bonus with a target of sixty percent (60%) of his base salary, subject to adjustment as recommended by Mr. Rardin in his capacity as Chief Executive Officer and as approved by our Board.
     For 2007, we have implemented a performance-based cash bonus plan for our Named Executive Officers and senior management team. The goals of the plan include the following:
•	providing an incentive to deliver on the goals and objectives of the organization as set by our Chief Executive Officer and Board;

•	tying the interests of the executives to that of our Board and Shareholders; and

•	enabling us to attract and retain key executive talent.
     Under the plan, the members of our senior management team will be eligible for a bonus based on Company-wide or business unit performance, or a combination of Company-wide and business unit performance, as measured against predetermined revenue and EBITDA targets. We define EBITDA as operating income excluding depreciation and amortization, interest, income taxes, FAS 123R expense, and other expenses that are not typically incurred in the normal operations of our Company. Each participant is assigned a target bonus amount under the plan, expressed as a percentage of base salary. The participant will receive half of the bonus amount if we (or our business unit, as applicable) achieve the revenue target under the plan, and will receive the other half if we (or our business unit) achieve the EBITDA target under the plan. If we (or our business unit) do not achieve the predetermined revenue or EBITDA targets, we will not pay any bonus under the plan. If the targets are exceeded, the bonus amounts may increase, up to one hundred fifty percent (150%) of the target amount.

     For our current Named Executive Officers, target and maximum bonus amounts for 2007 are as follows:

	Target (as % of	Maximum (as %
Name	Base Salary)	of Base Salary)

Mr. Rardin	70	105
Mr. Norton	60	90
Mr. Oreskovich	25	37.5
Mr. Cornet	40	60
Mr. Sartor	40	60
Mr. Bowers	40	60
     Half of the bonus amounts will be earned and paid based on quarterly performance, and half will be earned and paid based on annual performance. In April 2007, our Audit Committee finalized the revenue and EBITDA targets under the plan for 2007. We also may, from time to time, at our discretion, award bonuses to executives based on such other terms and conditions as our Compensation Committee and Chief Executive Officer may determine appropriate in specific situations.
     Long-Term Incentive Compensation. We provide long-term incentive compensation through participation in the 2005 Equity Incentive Plan, which authorizes the grant of stock, options to purchase stock, stock units, performance units and stock appreciation rights from time to time to our officers, employees, directors and consultants. To date, we have only issued options under our 2005 Equity Incentive Plan, although the Compensation Committee may consider the issuance of other forms of equity awards in the future. We provide long-term incentive compensation to focus our executive officers’ attention on the long-term performance of our Company and the future prospects of its business and to align the interests of our executives more closely with the interests of our Shareholders.
     We believe that long-term stock-based incentive compensation should be structured so as to closely align the interests of our executive officers with the interests of the Shareholders and, in particular, to provide only limited value (if any) in the event that our stock price fails to increase over time. We have, as a result, relied on stock option grants as the principle vehicle for payment of long-term incentive compensation. Under our 2005 Equity Incentive Plan, the Compensation Committee is responsible for approving awards of stock option grants to executive officers, taking into account the relative contributions of each executive, competitive conditions in the industry, negotiations with the executive in connection with his or her initial employment or promotion, as well as the recommendations of the Chief Executive Officer with respect to the other executive officers. Stock options are granted, in part, to reward executive officers for their long-term strategic management of our Company and to motivate the executive officers to improve Shareholder value by increasing this component of their compensation package, and accomplish our Compensation Committee’s objective to provide a greater portion of compensation for executive officers in the form of long-term equity based awards.
     We have no set policy as to when stock options should be awarded, although historically we have awarded stock options to our executive officers on an annual basis and upon the initial hire. We plan to continue to make stock option grants part of our regular executive compensation practices to be reviewed periodically, but not necessarily annually. Stock option agreements under the 2005 Equity Incentive Plan provide that the exercise price of each stock option is the closing price on the date on which the options are granted. Each grant is subject to vesting conditions established at the date of the grant and the stock options generally vest in equal annual installments over a period of four years. Our Compensation Committee, pursuant to the terms of our 2005 Equity Incentive Plan, exercises discretion as to the actual vesting period.
     During 2006, in connection with his appointment as our President and Chief Executive Officer, Mr. Rardin received a grant of 450,000 stock options. Twenty five percent (25%) of the options were vested immediately, and an additional twenty five percent (25%) will vest at the anniversary date in each of the next three years. Mr. Rardin’s award and the other awards to our Named Executive Officers under our 2005 Equity Incentive Plan in 2006 are shown below in the Grants of Plan Based Awards table on page 21 of this Proxy Statement. In January 2007, in connection with his appointment as our Chief Financial Officer, we granted Mr. Norton 225,000 stock options that will vest on a monthly basis in equal increments over the 48 months following the announcement of his appointment. The options are subject to the terms of our 2005 Equity Incentive Plan and were granted with an exercise price equal to the closing price of our Common Stock on the date of the grant. The Compensation Committee determined the size of the stock option grants to each of Mr. Rardin and Mr. Norton based partially on data provided by the international executive search firm that conducted the officer searches relating to the executive compensation policies of similar companies in similar industries.
     Post-Employment Benefits. To help provide for our Named Executive Officers’ financial security in retirement, we encourage them to participate in our long-term profit sharing plans, which consist of a 401(k) Profit Sharing Plan for U. S. employees and a Deferred Profit Sharing Plan (“DPSP”) for Canadian employees, and we make matching contributions under both plans. Historically, we have not made fixed profit-sharing contributions under either of these plans. All salaried employees of our Company and our subsidiaries are eligible to participate in one of these plans, and our Named Executive Officers’ participation is on the same terms as the participation of all other participants in these plans. The U. S. 401(k) Profit Sharing Plan and Canadian DPSP provide for matching contributions by us of fifty percent (50%) of an employee’s contribution, up to the lesser of three percent (3%) of the employee’s base pay or U.S.$7,500 in the United States of America and CDN$9,000 in Canada.
     We do not maintain a general severance policy applicable to all of our Named Executive Officers, although our Compensation Committee may determine in its discretion to provide severance benefits to our executive officers, including our Named Executive Officers, upon their termination of employment with us. The employment agreements of Messrs. Rardin, Norton, Oreskovich, Cornet, Sartor and Bowers, however, entitle them to certain severance benefits if their employment is terminated under certain circumstances, including certain terminations in connection with a change in control of our Company. We intend these severance benefits to provide economic protection to the executives following a change in control of our Company so that executives can remain focused on our business without undue concern for their personal circumstances. We believe that the amount of severance benefits we offer under the terms of the executive employment agreements is similar to the amounts offered to executive officers by similarly situated companies in our industry. Detailed information regarding these employment agreements is included in the text following the Summary Compensation Table on page 19 of this Proxy Statement.
     Perquisites and Other Benefits. In 2006 and several years prior, all Canada-based executives received a car allowance of CDN$9,600 per annum, which was paid on a monthly basis and taxed according to Canada Revenue Agency regulations. In November 2006, all car allowances were eliminated simultaneously with salary adjustments for those executives. Pursuant to his employment agreement, Mr. Rardin is entitled to receive certain commuting expenses for a maximum of nine months following September 6, 2006.
     In the U. S., executive officers participate in our broad-based benefit plans on the same terms generally applicable to all U. S.-based employees. Our Canadian executives have an enhanced benefits program when compared with the general Canadian employee base. This regional difference reflects the very different nature of the healthcare systems in Canada and the U. S. and is consistent with the general industry practices of these two countries.
     Except as described above, we provide no other perquisites or other benefits to our Named Executive Officers.
Tax Considerations
     In establishing and adjusting our compensation programs, we consider the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally disallows a tax deduction to publicly held companies for compensation exceeding $1,000,000 in any taxable year paid to the Chief Executive Officer and any other executive officer. Under Code regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

Our goal is to design compensation strategies that further the best interests of our Company and our Shareholders. To the extent they are consistent with that goal, we attempt, where practical, to use compensation policies and programs that preserve the deductibility of compensation expenses.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10–K for the year ended December 31, 2006.

Anna Marie Hajek, Chair	Robert A. Barish, M.D.	R. Ian Lennox	Richard A. Reck

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLES
     The following two tables summarize the compensation earned by our Named Executive Officers for the fiscal year ended December 31, 2006.
Current Executive Officers
     The following table relates to the compensation earned by our current Named Executive Officers in 2006.

					Non–Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards(1)	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)	($)		($)

Kenneth D. Rardin President & Chief Executive Officer	2006	137,035	94,950	571,500	—	37,232	(2)	840,717

Steven M. Oreskovich Chief Accounting Officer & Interim Treasurer	2006	159,375	746	223,363	35,000	3,906	(3)	422,390

Jacques F. Cornet(4) President, Merge Healthcare EMEA Division	2006	207,834	138,537	59,069	—	19,817	(5)	425,257

Loris Sartor(4) Senior Vice President, Cedara President	2006	139,584	675	69,419	148,285	25,952	(6)	383,915

Gary D. Bowers(7) Senior Vice President, Strategic Business Initiatives	2006	71,901	32,148	129,484	—	12,000	(2)	245,533

(1)	The amounts in this column reflect that portion of the dollar amount of awards that we recognized for financial statement reporting purposes in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share–Based Payment (which we refer to as FAS 123R), for the fiscal year ended December 31, 2006 (disregarding the estimate of forfeitures related to service–based vesting). Based on this methodology, the amounts may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 6 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10–K filed with the Commission on March 8, 2007.

(2)	Represents amounts paid for consulting services rendered prior to becoming our employee.

(3)	Represents a Company contribution to Mr. Oreskovich’s account under our 401(k) profit sharing plan.

(4)	U. S. Dollars represented based on Canadian Dollar to U. S. Dollar conversion ratio of 1.1654 at December 31, 2006.

(5)	Represents a Company contribution of $6,136 under our DPSP for Canadian employees, payment of $6,331 in medical, dental, optical and life insurance and related costs for the benefit of Mr. Cornet, and $7,350 for a car allowance.

(6)	Represents a Company contribution of $4,188 under our DPSP for Canadian employees, payment of $14,414 in medical, dental, optical and life insurance and related costs for the benefit of Mr. Sartor, and $7,350 for a car allowance.

(7)	Mr. Bowers became an employee on September 6, 2006 and an executive officer on November 18, 2006.

Former Executive Officers
     The following table relates to the compensation earned by our former Named Executive Officers in 2006.

						Non–Equity
				Option		Incentive Plan	All Other
		Salary	Bonus	Awards(1)		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)		($)	($)		($)

William C. Mortimore Former President & Chief Executive Officer(2)	2006	109,903	—	61,250	(3)	—	2,625	(4)	173,778

Richard A. Linden Former President & Chief Executive Officer(5)	2006	162,981	—	—	(6)	—	4,219	(4)	167,200

Michael D. Dunham Former Executive Director & Principal Executive Officer(7)	2006		—	240,150	(8)	—	75,750	(9)	315,900

Robert J. White Senior Vice President Interim Co–President & Co–Chief Executive Officer Merge eMed, Inc. President(10)	2006	169,306	50,000(11)	571,500		—	23,504	(12)	814,310

Brian E. Pedlar(13)(14) Senior Vice President, OEM International Interim Co–President & Co–Chief Executive Officer Cedara President	2006	255,237	90,257(15)	172,650	(16)	—	594	(17)	518,738

Scott T. Veech Former Chief Financial Officer, Secretary & Treasurer(18)	2006	141,346	—	345,445	(19)	—	3,438	(4)	490,229

(1)	The amounts in this column reflect that portion of the dollar amount of awards that we recognized for financial statement reporting purposes in accordance with FAS 123R for the fiscal year ended December 31, 2006 (disregarding the estimate of forfeitures related to service–based vesting). Based on this methodology, the amounts may include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 6 to our audited financial statements for the fiscal year ended December 31, 2006 included in our Annual Report on Form 10–K filed with the Commission on March 8, 2007.

(2)	Mr. Mortimore became our Interim President and Chief Executive Officer effective May 15, 2006, and resigned all positions with us and our subsidiaries, including as an officer, employee and director, effective July 2, 2006.

(3)	Upon Mr. Mortimore’s departure from our Company effective July 2, 2006, he forfeited 17,500 options.

(4)	Represents a Company contribution to the Named Executive Officer’s account under our 401(k) profit sharing plan.

(5)	Mr. Linden resigned all positions with us and our subsidiaries, including as an officer, employee and director, effective May 15, 2006.

(6)	Upon Mr. Linden’s departure from our Company effective May 15, 2006, he forfeited 225,000 options.

(7)	Mr. Dunham became our Interim Executive Director & Principal Executive Officer effective July 2, 2006 and continued in that role until Mr. Rardin became our President and Chief Executive Officer on September 6, 2006.

(8)	Represents (i) an award of 15,000 options, fair value $49,650, for Mr. Dunham’s service as a director, and (ii) a one–time option award of 50,000 options, fair value $190,500, in consideration of Mr. Dunham’s agreement to serve as principal executive officer from July 2, 2006 until September 6, 2006, at which time Mr. Rardin joined our Company as our President and Chief Executive Officer. The compensation Mr. Dunham received in respect of his service as a director is also reflected in the Director Compensation Table.

(9)	Represents $75,750 in director’s fees paid in cash. These fees are also reflected in the Director Compensation Table.

(10)	Mr. White joined our Company effective April 1, 2006 as an executive officer. His employment with us ended effective November 16, 2006.

(11)	One time cash incentive award to Mr. White for his agreement to serve as Interim Co–President and Interim Co–Chief Executive Officer, as reported on our Current Report on Form 8–K, filed with the Commission on July 3, 2006.

(12)	Represents a Company contribution of $2,670 to Mr. White’s account under our 401(k) profit sharing plan and severance payments of $20,833 paid to Mr. White following his departure from our Company.

(13)	U. S. Dollars represented based on Canadian Dollar to U. S. Dollar conversion ratio of 1.1654 at December 31, 2006.

(14)	Mr. Pedlar’s employment with us ended effective August 18, 2006.

(15)	Represents a one time cash incentive award of $50,000 to Mr. Pedlar for his agreement to serve as Interim Co–President and Interim Co–Chief Executive Officer, as reported on our Current Report on Form 8–K, filed with the Commission on July 3, 2006, and a one–time discretionary bonus of $40,257 in recognition of his efforts on behalf of our Company.

(16)	Upon Mr. Pedlar’s departure from our Company effective August 18, 2006, he forfeited 77,500 options.

(17)	Represents a Company contribution of $594 under our DPSP for Canadian employees.

(18)	Mr. Veech resigned all positions with us and our subsidiaries, including as an officer and employee, effective July 2, 2006.

(19)	Upon Mr. Veech’s departure from our Company effective July 2, 2006, he forfeited 96,250 options.
GRANTS OF PLAN BASED AWARDS
     The following table contains information on the plan–based equity and non–equity awards granted to our Named Executive Officers in 2006.

					Option
					Awards(1):
		Estimated Future Payouts Under			Number of	Exercise or Base
		Non–Equity Incentive Plan Awards			Securities	Price of Option	Grant Date Fair
		Threshold			Underlying Options	Awards	Value of Option
Name	Grant Date	($)	Target ($)	Maximum ($)	(#)	($ / Share)	Awards(2)($)

Kenneth D. Rardin	09/06/06				450,000	8.05	1,714,500
Steven M. Oreskovich	09/06/06				100,000	8.05	381,000
			35,000(3)

Jacques F. Cornet	11/17/06				50,000	6.34	159,000
Loris Sartor	11/17/06				50,000	6.34	159,000
			300,000(4)

Gary D. Bowers	09/06/06				100,000	8.05	381,000
	11/17/06				25,000	6.34	79,500
Michael D. Dunham(5)	09/06/06				50,000	8.05	190,500
Robert J. White	09/06/06				150,000	8.05	571,500

(1)	Grant of options pursuant to our Company’s 2005 Equity Incentive Plan.

(2)	Amounts represent full grant date fair value as determined in accordance with FAS 123R and reported on our Annual Report of Form 10–K filed with the Commission on March 8, 2007.

(3)	Incentive award pursuant to a letter agreement with Mr. Oreskovich, as reported on our Current Report on Form 8–K, filed with the Commission on July 3, 2006, earned as a result of the filing of our 2005 Annual Report on Form 10–K and our Quarterly Report on Form 10–Q for the three months ended March 31, 2006.

(4)	Represents sales commissions target under Cedara’s SSD Team Compensation Plan.

(5)	One time option award to Mr. Dunham in consideration of his agreement to serve as principal executive officer from July 2, 2006 until September 6, 2006, at which time Mr. Rardin joined us as our President and Chief Executive Officer.
Employment Agreements
     Rardin Employment Agreement. On September 6, 2006, our Board approved, and our Company entered into, an employment agreement with Kenneth D. Rardin, pursuant to which we agreed to employ Mr. Rardin as our Company’s President and Chief Executive Officer and also to appoint Mr. Rardin as a director of our Company. The employment agreement obligates our Company to pay Mr. Rardin a salary at a rate of no less than $425,000 per year. Options to purchase 450,000 of our 2005 Common Shares were granted to Mr. Rardin under our Company’s 2005 Equity Incentive Plan on September 6, 2006. In addition, the employment agreement provides that Mr. Rardin will be eligible for annual performance bonuses with a target of seventy percent (70%) of base salary. Our Board, in its discretion, may award an additional bonus above the seventy percent (70%) target. In the first twelve months of the employment agreement, 50% of the bonus target is guaranteed to Mr. Rardin, while the remaining fifty percent (50%) is dependent on achievement of defined Company and individual performance targets. For the period from the end of the initial twelve months to year end 2007, our Board and Mr. Rardin will mutually agree to a bonus plan and appropriate goals for that period. Mr. Rardin is also entitled to receive (a) certain commuting expenses for a maximum of nine months following the date of the employment agreement and relocation expenses, and (b) all non–wage benefits our Company provides generally for its executive employees.
     Oreskovich Employment Agreement. On July 2, 2006, we entered into a letter agreement (the “Oreskovich Agreement”) with Steven M. Oreskovich, our Chief Accounting Officer and Interim Treasurer and Interim Secretary. Under the Oreskovich Agreement, we agreed to (1) award Mr. Oreskovich a cash bonus of $35,000 within thirty (30) days of our filing our Annual Report on Form 10–K and Quarterly Report on Form 10–Q for the quarter ended March 31, 2006, (2) increase Mr. Oreskovich’s base salary to $175,000 per year, effective July 1, 2006, and (3) pay Mr. Oreskovich a cash retention bonus in an amount equal to sixty percent (60%) of his base salary at the time of payout within thirty (30) days of June 30, 2007.
     White Employment Agreement. Pursuant to his employment agreement with us, dated as of April 1, 2006, Mr. White will continue to receive salary payments and participate in our benefit plans for eighteen (18) months following November 16, 2006, the date of Mr. White’s termination of employment.
     Other Employment Agreements. As a result of the resignations of Messrs. Mortimore, Linden, Pedlar and Veech, they will not be entitled to any further compensation or benefits under their respective employment or retention agreements.
Option Awards
     All of the stock options that we granted to our Named Executive Officers in 2006 were non-qualified stock options granted pursuant to the terms of our 2005 Equity Incentive Plan. All of the options have an exercise price equal to the closing price of our Common Stock on the date on which they were granted. The options generally vest equally over a period of four years, subject to the executive’s continued employment with us. Following a termination of service for any reason other than gross negligence, commission of a felony or a material violation of any of our established policies, vested options remain exercisable for six months. Our Board may accelerate the vesting of the options on a change of control of our Company.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
     The following table contains information concerning equity awards held by our Named Executive Officers that were outstanding as of December 31, 2006.

	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised
	Options	Options		Option Exercise
	(#)	(#)		Price	Option Expiration
Name	Exercisable(1)	Unexercisable		($)	Date

Kenneth D. Rardin	112,500	337,500	(1)	8.05	09/05/2012

Steven M. Oreskovich	10,000	10,000	(2)	15.00	03/31/2010
	2,500	2,500	(3)	12.96	07/15/2010
	17,500	17,500	(4)	17.50	05/31/2011
	25,000	75,000	(5)	8.05	09/05/2012

Jacques F. Cornet	12,500	12,500	(6)	17.50	05/31/2011
	26,656	0		2.75	05/11/2008
	2,500	7,500	(7)	17.82	10/19/2011
	0	50,000	(8)	6.34	11/16/2012

Loris Sartor	12,500	12,500	(6)	17.50	05/31/2011
	24,458	0		2.75	05/11/2008
	5,000	15,000	(9)	17.82	10/19/2011
	0	50,000	(8)	6.34	11/16/2012

Gary D. Bowers	25,000	75,000	(5)	8.05	09/05/2012
	0	25,000	(8)	6.34	11/16/2012

Michael D. Dunham	50,000	0		8.05	09/05/2012

Brian E. Pedlar	37,500	0		17.50	02/14/2007
	32,788	0		2.75	02/14/2007
	2,935	0		5.18	02/14/2007

Robert J. White	150,000	0		8.05	05/15/2007

(1)	112,500 options will vest on each of September 6, 2007, September 6, 2008 and September 6, 2009.

(2)	5,000 options will vest on each of April 1, 2007 and April 1, 2008.

(3)	1,250 options will vest on each of July 16, 2007 and July 16, 2008.

(4)	8,750 options will vest on each of June 1, 2007 and June 1, 2008.

(5)	25,000 options will vest on each of September 6, 2007, September 6, 2008 and September 6, 2009.

(6)	6,250 options will vest on each of June 1, 2007 and June 1, 2008.

(7)	2,500 options will vest on each of October 20, 2007, October 20, 2008 and October 20, 2009.

(8)	Twenty five percent (25%) of unexercised options (unexercisable) will vest on each of November 17, 2007, November 17, 2008, November 17, 2009 and November 17, 2010.

(9)	5,000 options will vest on each of October 20, 2007, October 20, 2008 and October 20, 2009

OPTION EXERCISES
     The following table provides information about options exercised by our Named Executive Officers in 2006.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)
Name	(#)	($)

Richard A. Linden	45,000	254,700
Scott T. Veech	2,500	750

(1)	Reflects the amount calculated by multiplying the number of options exercised by the difference between the market price of our Common Stock on the exercise date and the exercise price of options.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE–IN–CONTROL
Description of Agreements Providing for Potential Payments
     We have entered into certain agreements that will require us to provide compensation to certain of our Named Executive Officers in the event of a termination of employment. These agreements generally call for increased payments if this termination of employment occurs in connection with a change of control. A summary of these agreements follows.
Rardin Employment Agreement
     Mr. Rardin’s employment agreement provides for payments and benefits on certain terminations and changes of control of our Company.
     Termination for Cause; Resignation without Good Reason. If we terminate Mr. Rardin’s employment for “cause” or he resigns without “good reason” (as such terms are defined in his agreement), then he will receive only the salary that is accrued through the date of termination. “Cause” is defined in the agreement as a termination for gross negligence related to the performance of Mr. Rardin’s duties, Mr. Rardin’s commission of a felony or his material violation of a significant corporate policy that has not been substantially mitigated after three (3) days notice. “Good reason” is defined in the agreement as any of (i) a constructive termination, (ii) our failure to comply with our director and officer liability insurance coverage obligations under the agreement, or (iii) a material reduction in Mr. Rardin’s base salary, incentive compensation opportunity, or responsibility.
     Termination due to Disability or without Cause; Resignation for Good Reason. If we terminate Mr. Rardin’s employment as a result of the onset of his disability or without cause, or if he terminates his employment for good reason, and the termination occurs during the first year of the employment agreement, then we will pay to Mr. Rardin an amount equal to:
•	twelve (12) months of then–current salary, to be paid in equal installments over the twelve (12) month period,

•	the guaranteed portion of the then–current bonus, to be paid in equal installments over the twelve (12) month period, and

•	continuation of certain supplemental benefits for twelve (12) months after the date of termination.
If the termination without cause or for good reason occurs after the first year of the employment agreement, then we will pay to Mr. Rardin an amount equal to:
•	twenty four (24) months then–current salary, to be paid in equal installments over the twenty four (24) month period,

•	an amount equal to two (2) times the maximum amount of the then–current bonus that could be earned assuming the achievement of the highest performance targets for each month of the current plan year, to be paid in equal installments over the twenty four (24) month period, and

•	continuation of certain supplemental benefits for twenty four (24) months after the date of termination.
In addition, in the event of such a termination after the first year of the employment agreement, all options held by Mr. Rardin would immediately vest and become exercisable.
     Change in Control. Mr. Rardin’s employment agreement provides that, in the event of a “change in control” of our Company, as defined in the agreement, all options then held by Mr. Rardin will immediately vest and become exercisable. In addition, if Mr. Rardin’s employment is terminated within 120 days prior to, or 365 days following, a change in control in certain circumstances, he will be entitled to:
•	twenty four (24) months of then–current salary, to be paid in a single payment,

•	an amount equal to two (2) times the maximum amount of then–current bonus (without regard to achievement of targets), to be paid in a single payment, and

•	continuation of benefits for twenty four (24) months following termination.
Further, upon a change of control, we will deposit into an escrow account $300,000 as a “stay bonus” for Mr. Rardin to help assure a smooth transition, but only if the acquiror requests Mr. Rardin’s continued employment. The amount in the escrow will be paid to Mr. Rardin twelve (12) months after the change in control if Mr. Rardin has substantially performed the services requested by the acquiror. A “change in control” is defined in the agreement as a change in the ownership of fifty percent (50%) or more of our outstanding Common Stock in a transaction or series of transactions effected by a third party or group, a change of at least fifty percent (50%) of our Board in a transaction or series of transactions effected by a third party or group (other than pursuant to a nomination of a new slate of directors where there has been no material change in beneficial ownership of our Common Stock within the year preceding such nomination) or a sale of substantially all of our assets.
     Tax Gross Ups. Mr. Rardin’s employment agreement requires us to make him whole with respect to any payments or benefits from us if any excise taxes are imposed on such payments or benefits under Section 4999 of the Internal Revenue Code of 1986, as amended.
     Restrictive Covenants. Mr. Rardin’s employment agreement includes customary provisions with regard to non–competition and non–solicitation (including during the 24 month period following termination of employment), as well as confidentiality.
Oreskovich “Key Officer” and Retention Agreements
     Our “Key Officer” and Retention Agreements with Mr. Oreskovich provide for payments and benefits on certain terminations and changes of control of our Company.

     Termination for Cause; Resignation without Good Reason. If we terminate Mr. Oreskovich’s employment for “cause” or he resigns without “good reason” (as such terms are defined in the Key Officer Agreement), he will receive only the salary that is accrued through the date of termination. “Cause” is defined in the Key Officer Agreement as a termination for gross negligence, commission of a felony or material violation of a corporate policy. “Good reason” is defined in the Key Officer Agreement as constructive termination or a material reduction in Mr. Oreskovich’s base salary or responsibility.
     Termination without Cause or Due to Disability; Resignation for Good Reason. If we terminate Mr. Oreskovich’s employment without cause or due to his disability, or he terminates his employment for good reason, then under the Key Officer Agreement, if Mr. Oreskovich executes a release, we will pay to him an amount equal to:
•	twelve (12) months of then–current salary, to be paid in equal installments over the twelve (12) month period,

•	a pro rated bonus, to be paid in equal installments over the twelve (12) month period, and

•	continuation of benefits for twelve (12) months after the date of termination.
If we terminate Mr. Oreskovich’s employment without “cause” or he is “constructively terminated” (as defined in the Retention Agreement) prior to June 30, 2007, Mr. Oreskovich would also receive a retention bonus equal to sixty percent (60%) of base salary. “Cause” is defined in the Retention Agreement as Mr. Oreskovich’s willful and continued failure to substantially perform his duties, willful act of misconduct that is materially injurious to our Company, conviction of a felony, willful breach of fiduciary duty involving personal profit, or willful violation of any law that materially affects our Company. “Constructive termination” is defined in the Retention Agreement as any reduction in Mr. Oreskovich’s responsibilities, authority or compensation package.
     Change in Control. Mr. Oreskovich’s Key Officer Agreement provides that, in the event of a “change in control” of our Company, as defined in the Key Officer Agreement, all options then held by Mr. Oreskovich will immediately vest and become exercisable and, if the change of control occurs before June 30, 2007, a bonus of sixty percent (60%) of base salary under the Retention Agreement.
     In addition, under the Key Officer Agreement, Mr. Oreskovich will be entitled to additional payments in the event of a change in control, if:
•	Mr. Oreskovich’s employment is involuntarily terminated within 365 days following the change in control, or

•	Mr. Oreskovich voluntarily terminates his employment with us within 365 days following the change in control, following any of:
•	a reduction in his responsibilities or authority with respect to the business,

•	any reduction in his compensation package, including then–current salary, in effect immediately prior to the change in control, or

•	the relocation of our principal place of business by more than thirty (30) miles.
Under this scenario, Mr. Oreskovich will be entitled to the following additional benefits:
•	twelve (12) months of his then–current salary, to be paid in a single payment within thirty (30) days of termination of his employment, and

•	an amount equal to one–twelfth (1/12th) of the maximum amount of his then–current annual bonus determined without regard to achievement of performance targets for each month of the current plan year during which he was employed, plus an additional twelve (12) months, to be paid in a single payment within thirty (30) days of the termination of his employment, and

•	continuation of the welfare benefits of healthcare, life and accidental death and dismemberment, and disability insurance coverage for twelve (12) months after the termination.
     Further, upon a “change in control,” we will deposit $50,000 into an interest–bearing escrow account as a “stay bonus” to help assure a smooth transition if the acquiror requests that Mr. Oreskovich continue his employment with us. The amount held in escrow will be paid to Mr. Oreskovich twelve (12) months after the change in control if he has substantially performed the services requested by the acquiror. A “change in control” is defined in the Key Officer Agreement as a change in the ownership of fifty percent (50%) or more of our outstanding Common Stock in a transaction or series of transactions effected by a third party or group, a change of at least fifty percent (50%) of our Board in a transaction or series of transactions effected by a third party or group (other than pursuant to a nomination of a new slate of directors where there has been no material change in beneficial ownership of our Common Stock within the year preceding such nomination) or a sale of substantially all of our assets.
     Restrictive Covenants. The Key Officer Agreement contains customary provisions with regard to non–competition and non–solicitation (including during the twelve (12) month period following termination of employment).
White Employment Agreement
     Pursuant to his employment agreement with us, Mr. White will continue to receive salary payments and participate in our benefit plans for eighteen (18) months following November 16, 2006, the date of Mr. White’s termination of employment. The value of Mr. White’s salary for the eighteen (18) months is $375,000 and the value of his continued participation in our benefit plans for the eighteen (18) months is estimated to be $16,321. Mr. White’s employment contains customary provisions with regard to non–competition and non–solicitation (including during the eighteen (18) month period following termination of employment).
Bowers Employment Agreement
     In February 2007, we entered into an employment agreement with Mr. Bowers. The agreement provides for payments and benefits on certain terminations and changes of control of our Company.
     Termination for Cause; Resignation without Good Reason. If we terminate Mr. Bowers’ employment for “cause” or he resigns without “good reason” (as such terms are defined in his employment agreement), he will receive only the salary that is accrued through the date of termination. “Cause” is defined in the agreement as a termination for gross negligence, commission of a felony or material violation of a corporate policy. “Good reason” is defined in the agreement as constructive termination, a material reduction in Mr. Bowers’ base salary, target bonus percentage or responsibility, or a requirement that he change his principal place of employment to more than twenty (20) miles from his current residence.
     Termination without Cause or Due to Disability; Resignation for Good Reason. If we terminate Mr. Bowers’ employment without cause or due to his disability, or he terminates his employment for good reason, then we will pay to him an amount equal to:
•	twelve (12) months of then–current salary, to be paid in equal installments over the twelve (12) month period,

•	an amount equal to one–twelfth (1/12th) of the maximum amount of his then–current annual bonus determined without regard to achievement of performance targets for each month of the current plan year during which he was employed, plus an additional twelve (12) months, to be paid in equal installments over the twelve (12) month period, and

•	continuation of benefits for twelve (12) months after the date of termination.
     Change in Control. Mr. Bowers’ employment agreement provides that, in the event of a “change in control” of our Company, as defined in the employment agreement, all options then held by Mr. Bowers will immediately vest and become exercisable.
     In addition, Mr. Bowers will be entitled to additional payments in the event of a change in control if:
•	Mr. Bowers’ employment is involuntarily terminated within 365 days following the change in control, or

•	Mr. Bowers voluntarily terminates his employment with us within 365 days following the change in control, following any of:
•	a reduction in his responsibilities or authority with respect to the business,

•	any reduction in his compensation package, including then–current salary, in effect immediately prior to the change in control, or

•	the relocation of Mr. Bowers’ principal place of employment by more than twenty (20) miles from his current residence.
Under this scenario, Mr. Bowers will be entitled to the greater of:
•	any minimum severance required by law, and

•	all of the following:
•	twelve (12) months of his then–current salary, to be paid according to normal payroll practices, plus

•	an amount equal to one–twelfth (1/12th) of the maximum amount of his then–current annual bonus determined without regard to achievement of performance targets for each month of the current plan year during which he was employed, plus an additional twelve (12) months, to be paid in a single payment at the same time as the last salary equivalent payment, and

•	benefits continuation for twelve (12) months after the termination.
A “change in control” is defined in Mr. Bowers’ agreement as a change in the ownership of fifty percent (50%) or more of our outstanding Common Stock in a transaction or series of transactions effected by a third party or group, a change of at least fifty percent (50%) of our Board in a transaction or series of transactions effected by a third party or group (other than pursuant to a nomination of a new slate of directors where there has been no material change in beneficial ownership of our Common Stock within the year preceding such nomination) or a sale of substantially all of our assets.

     Restrictive Covenants. Mr. Bowers’ employment agreement requires him to preserve confidential information and not to compete with our Company or solicit customers or employees of our Company for the twelve (12) months following any termination of employment.
Cornet and Sartor Employment Agreements
     In April 2007, we entered into employment agreements with each of Mr. Cornet and Mr. Sartor. The agreements provide for payments and benefits on certain terminations and changes of control of our Company, as described below.
     Termination for Cause; Resignation without Good Reason. Under the agreements of Messrs. Cornet and Sartor, if we terminate the executive’s employment for “cause” or he resigns without “good reason” (as such terms are defined in his employment agreement), he will be entitled only to payments or benefits required by law, if any. “Cause” is defined in the agreements as a termination for gross negligence, commission of a felony or material violation of a corporate policy. “Good reason” is defined in the agreements as constructive termination, a material reduction in the executive’s base salary, target bonus percentage or responsibility, or a requirement that he change his principal place of employment to more than twenty (20) miles from the Toronto, Canada area.
     Termination without Cause or Due to Disability; Resignation for Good Reason. If we terminate the executive’s employment without cause or due to his disability, or he terminates his employment for good reason, then we will pay to him an amount equal to:
•	twelve (12) months of then–current salary, to be paid in equal installments over the twelve (12) month period,

•	an amount, to be paid in equal installments over the twelve (12) month period, equal to one–twelfth (1/12th) of the target amount of his then–current annual bonus for each month of the current plan year during which he was employed, plus an additional twelve (12) months, multiplied by a factor representing the previous year’s performance, and

•	continuation of benefits for twelve (12) months after the date of termination.
     Change in Control. The agreements of Messrs. Cornet and Sartor provide that, in the event of a “change in control” of our Company, as defined in the employment agreement, all options then held by the executives will immediately vest and become exercisable.
     In addition, each of the executives will be entitled to additional payments in the event of a change in control if:
•	his employment is involuntarily terminated within 365 days following the change in control, or

•	he voluntarily terminates his employment with us within 365 days following the change in control, following any of:
•	a reduction in his responsibilities or authority with respect to the business,

•	any reduction in his compensation package, including then–current salary, in effect immediately prior to the change in control, or

•	the relocation of the executive’s principal place of employment by more than twenty (20) miles from the Toronto, Canada area.

Under this scenario, the terminated executive will be entitled to the greater of:
•	any minimum severance required by law, and

•	all of the following:
•	twelve (12) months of his then–current salary, to be paid according to normal payroll practices, plus

•	an amount equal to one–twelfth (1/12th) of the maximum amount of his then–current annual bonus determined without regard to achievement of performance targets for each month of the current plan year during which he was employed, plus an additional twelve (12) months, to be paid in a single payment at the same time as the last salary equivalent payment, and

•	benefits continuation for twelve (12) months after the termination.
A “change in control” is defined in the agreements as a change in the ownership of fifty percent (50%) or more of our outstanding Common Stock in a transaction or series of transactions effected by a third party or group, a change of at least fifty percent (50%) of our Board in a transaction or series of transactions effected by a third party or group (other than pursuant to a nomination of a new slate of directors where there has been no material change in beneficial ownership of our Common Stock within the year preceding such nomination) or a sale of substantially all of our assets.
     Restrictive Covenants. The agreements of Messrs. Cornet and Sartor require each of them to preserve confidential information and not to compete with us or solicit our customers or employees for the twelve (12) months following any termination of employment.
Other Employment Agreements
     Other Employment Agreements. As a result of the resignations of Messrs. Mortimore, Linden, Pedlar and Veech, they will not be entitled to any further compensation or benefits under their respective employment or retention agreements.
Summary of Termination Payments and Benefits
     The following tables summarize the value of the termination and change in control payments and benefits to which each of our Named Executive Officers would have been entitled if he had terminated employment on December 31, 2006 under the circumstances indicated. Because Messrs. Mortimore, Linden, Dunham, Pedlar, Veech, Cornet, Sartor and Bowers would not have been entitled to any termination or change in control payments or benefits if their employment had been terminated on December 31, 2006, we have not included tables with respect to these Named Executive Officers. The amounts shown in the tables do not include accrued but unpaid salary, earned annual bonus for 2006, or payments and benefits to the extent they are provided on a non–discriminatory basis to salaried employees generally upon termination of employment or change in control.

KENNETH D. RARDIN

		Termination without
		Cause or as a
	Termination for	Result of
	Cause or	Disability, or	Change in Control	Change in Control with
	Resignation without	Resignation For	with no Qualifying	a Qualifying
	Good Reason	Good Reason	Termination	Termination
Type of Payment	($)	($)	($)	($)

Cash	—	$573,750	$300,000 (1)	$1,909,882 (2)

Benefits Continuation	—	$10,881	—	$21,762

Accelerated Option Vesting	—	—	—	—

TOTAL	—	$584,631	$300,000	$1,931,644

(1)	Reflects “stay” bonus payable twelve (12) months after the change in control contingent on Mr. Rardin’s substantial performance of services requested by the acquiror.

(2)	Amount includes $164,882 of excise tax gross up payment. For purposes of determining whether any excise tax was triggered, we assumed we would be able to overcome any presumption that stock option grants in 2006 were made in contemplation of a change in control pursuant to regulations promulgated under Internal Revenue Code.
STEVEN M. ORESKOVICH

Termination without
Cause or as a
Result of
	Termination for	Disability, or
	Cause or	Resignation For
	Resignation without	Good			Change in Control
	Good	Reason/Constructiv	Change in Control with no		with a Qualifying
	Reason(1)	Termination(1)	Qualifying Termination		Termination
Type of Payment	($)	($)	($)		($)

Cash	—	$280,000	$155,000	(2)(3)	$330,000 (3)

Benefits Continuation	—	$3,828	—		$3,828

Accelerated Option Vesting	—	—	—		—

TOTAL		$283,828	$155,000		$333,828

(1)	Assumes that the termination meets or does not meet, as indicated, (i) the definition of “cause” under both the Key Officer Agreement and the Retention Agreement or, alternatively, (ii) the definition of “good reason” under the Key Officer Agreement and the definition of “constructive termination” under the Retention Agreement.

(2)	Reflects a bonus of $105,000, payable only if a change of control occurs prior to June 30, 2007.

(3)	Reflects a $50,000 “stay” bonus payable twelve (12) months after the change in control contingent on Mr. Oreskovich’s substantial performance of services requested by the acquiror.

DIRECTOR COMPENSATION
     The following tables provide information about the compensation earned by our directors during 2006 regardless of when paid and their equity holdings as of December 31, 2006. The tables do not include Mr. Rardin, who received no additional compensation for his services as a director.

		Fees Earned or Paid
		in	Option
		Cash(1)	Awards(2)(3)	Total
Name	Year	($)	($)	($)

Robert A. Barish, M.D.	2006	66,000	49,650	115,650
Dennis Brown	2006	83,000	49,650	132,650
Michael D. Dunham	2006	75,750	49,650 (4)	125,400
Robert T. Geras	2006	72,000	49,650	121,650
Anna Marie Hajek	2006	80,500	49,650	130,150
R. Ian Lennox	2006	74,250	49,650	123,900
Kevin E. Moley(5)	2006	29,250	49,650	78,900
Ramamritham Ramkumar	2006	66,000	49,650	115,650
Kevin G. Quinn(5)	2006	27,750	49,650	77,400
Richard A. Reck	2006	81,750	49,650	131,400

(1)	Includes the payment of $5,000 to Mr. Brown in respect of his service as the Chair of our Audit Committee, and the payment of $4,000 to Ms. Hajek in respect of her service as the Chair of our Compensation Committee, both of which were made in January 2007, following our 2006 annual meeting of Shareholders.

(2)	Amounts reflect aggregate compensation cost recognized by our Company for 2006 for outstanding option awards to the directors, as determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R), using the assumptions and methodologies disclosed and reported in our Annual Report on Form 10-K filed with the Commission on March 8, 2007. The amounts also reflect the grant date fair value of the options awarded in 2006.

(3)	Amounts represent 15,000 options granted in accordance with the Board compensation plan in effect for the year presented on the date of our 2006 annual meeting of Shareholders. Please refer to following table entitled Outstanding Equity Awards of Directors at Fiscal Year End for the aggregate number of option awards outstanding as of December 31, 2006.

(4)	Does not include the one time option award to Mr. Dunham as reported in the executive Summary Compensation Table and the executive Grants of Plan Based Awards table, which option award was made to Mr. Dunham in consideration of his agreement to serve as principal executive officer from July 2, 2006 until September 6, 2006.

(5)	Messrs. Moley and Quinn were elected to our Board on September 6, 2006.
     Directors received an annual payment of $15,000 in cash and a grant of 15,000 options for serving on our Board. The Chair of the Audit Committee and the Chair of the Compensation Committee also received an additional payment of $5,000 and $4,000, respectively, for their services as Chair. Each of these annual awards is paid when the directors are elected or reelected for the next annual term. In addition to the annual payments, directors who are not employees received $1,500 per Board or Board committee meeting that they attended in person and $750 per Board or Board Committee meeting that they attended telephonically. Directors are compensated for meeting attendance on a quarterly basis, as soon as reasonably possible following the quarter in which the meeting compensation was earned. The meeting fees for the fourth quarter thus were not paid until January 2007. Directors also receive reimbursement for all reasonable expenses they incur to attend Board and Board committee meetings. With the exception this year of Mr. Dunham, who received the one–time option grant described in the second executive Summary Compensation Table for his services as Interim Executive Director and Principal Executive Officer, directors who are also our employees do not receive any additional compensation for their services as members of our Board.

OUTSTANDING EQUITY AWARDS OF DIRECTORS AT FISCAL YEAR END
     The following table contains information concerning equity awards held by our directors that were outstanding as of December 31, 2006.

	Option Awards(1)
	Number of			Aggregate Number of
	Securities	Exercise Price of		Securities
	Underlying Options	Option Awards	Expiration	Underlying Options
Name	(#)	($ / Share)	Date	(#)

Robert A. Barish, M.D.	15,000	6.59	12/27/2016	15,000

Dennis Brown	5,000	9.78	05/21/2013	45,000
	10,000	16.19	05/20/2014
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016

Michael D. Dunham(2)	10,000	6.00	01/29/2008	72,500
	2,500	1.03	08/23/2009
	2,500	2.13	02/08/2010
	2,500	2.75	04/10/2010
	5,000	1.40	05/23/2011
	5,000	8.19	05/23/2012
	5,000	9.78	05/21/2013
	10,000	16.19	05/20/2014
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016

Robert T. Geras	10,000	6.00	01/29/2008	67,500
	2,500	1.03	08/23/2009
	5,000	1.40	05/23/2011
	5,000	8.19	05/23/2012
	5,000	9.78	05/21/2013
	10,000	16.19	05/20/2014
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016

Anna Marie Hajek	5,000	8.19	05/23/2012	50,000
	5,000	9.78	05/21/2013
	10,000	16.19	05/20/2014
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016

R. Ian Lennox(3)	11,740	12.49	05/31/2008	41,740
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016

Kevin E. Moley	15,000	6.59	12/27/2016	15,000

Ramamritham Ramkumar	11,178	19.38	08/24/2015	26,178
	15,000	6.59	12/27/2016

Kevin G. Quinn	15,000	6.59	12/27/2016	15,000

	Option Awards(1)
	Number of
	Securities	Exercise Price of		Aggregate Number of
	Underlying Options	Option Awards	Expiration	Securities
Name	(#)	($ / Share)	Date	Underlying Options

Richard A. Reck	411	7.46	04/23/2013	45,411
	5,000	9.78	05/21/2013
	10,000	16.19	05/20/2014
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016

(1)	All options are fully vested and presently exercisable.

(2)	Does not include the one time option award to Mr. Dunham as reported in the executive Summary Compensation Table and the executive Grants of Plan Based Awards, which option award was made to Mr. Dunham in consideration of his agreement to serve as principal executive officer from July 2, 2006 until September 6, 2006, as an executive officer and not in consideration of his services as a director.

(3)	Includes a replacement option to purchase 11,740 shares issued on June 1, 2005 to Mr. Lennox as a former director of Cedara in accordance with the Merger Agreement, dated as of January 17, 2005, by and among Merge Technologies Incorporated, Cedara Software Corp. and Corrida, Ltd.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows, as of March 26, 2007, the beneficial ownership of shares of our Common Stock, by: (i) each person that is known to us to beneficially own or exercise the voting or dispositive control of five percent (5%) or more of our outstanding Common Stock; (ii) each of our directors and Named Executive Officers for 2006 (including Messrs. Linden, Mortimore, Pedlar, Veech and White, each of whom is no longer associated with us); and (iii) all of our directors and current executive officers as a group. Except as otherwise indicated in the footnotes to the table, each of the persons named below has sole voting and investment power with respect to the shares shown as beneficially owned by such person. In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within sixty (60) days.

	Shares Beneficially	Percentage of Total
Name and Address of Beneficial Owner (1)	Owned(2)(3)	Outstanding

FMR Corp. (4)	2,935,300	8.66%
Glenhill Advisors, LLC (5)	1,900,000	5.60%
Silver Point Capital, L. P. (6)	1,734,500	5.12%
Robert A. Barish, M. D.	77,781	(*	)
Gary D. Bowers	25,451	(*	)
Dennis Brown	45,284	(*	)
Jacques F. Cornet	43,299	(*	)
Michael D. Dunham	151,912	(*	)
Robert T. Geras	320,591	(*	)
Anna Marie Hajek	57,983	(*	)
R. Ian Lennox (7)	44,675	(*	)
Richard A. Linden	256,850	(*	)
Kevin E. Moley	21,249	(*	)
William C. Mortimore	310,947	(*	)
Steven M. Oreskovich	60,949	(*	)
Brian E. Pedlar	73,223	(*	)
Kevin G. Quinn	15,000	(*	)
Ramamritham Ramkumar	36,178	(*	)
Kenneth D. Rardin	130,500	(*	)
Richard A. Reck	73,439	(*	)
Loris Sartor (7)	67,058	(*	)
Scott T. Veech	22,250	(*	)
Robert J. White	150,000	(*	)
All current directors and executive officers as a Group (15 persons)	1,133,050	3.34%

(*)	Less than 1% of outstanding Common Stock.

(1)	The business address of each beneficial owner who is also a director or executive officer of our Company is c/o Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. The business address of Glenhill Advisors, LLC, is 598 Madison Avenue, 12th Floor, New York, New York 10022. The business address of Silver Point Capital, L. P., is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

(2)	Except pursuant to applicable marital property laws or as indicated otherwise in the footnotes to this table, to our knowledge, each Shareholder identified in the table possesses sole voting and investment power with respect to all Common Stock shown as beneficially owned by such beneficial owner.

(3)	Share amounts include the following numbers of shares of Common Stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within sixty (60) days of March 26, 2007: 15,000 for Dr. Barish; 25,000 for Mr. Bowers; 45,000 for Mr. Brown; 41,656 for Mr. Cornet; 122,500 for Mr. Dunham; 67,500 for Mr. Geras; 50,000 for Ms. Hajek, 41,740 for Mr. Lennox; 15,000 for Mr. Moley; 60,000 for Mr. Oreskovich; 73,223 for Mr. Pedlar; 15,000 for Mr. Quinn; 26,178 for Mr. Ramkumar; 112,500 for Mr. Rardin; 45,411 for Mr. Reck; 41,958 for Mr. Sartor; 150,000 for Mr. White; and 683,193 for all current directors and executive officers as a group.

(4)	As reported on a Schedule 13G/A filed with the Commission on February 14, 2007, jointly by FMR Corp., a registered investment advisor, Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR Corp. and a registered investment advisor, Edward C. Johnson 3d, Chairman of FMR Corp., and members of the family of Edward C. Johnson 3d (collectively, “FMR Corp.”) with respect to the number of shares beneficially owned by FMR Corp. Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and its subsidiaries, each has sole dispositive power with respect to the number of shares beneficially owned.

(5)	As reported on a Schedule 13G/A filed with the Commission on February 14, 2007, jointly by Glenhill Advisors, LLC, Glenn J. Krevlin and Glenhill Capital Management, LLC. Mr. Krevlin is the managing member and control person of Glenhill Advisors, LLC and Glenhill Advisors, LLC is the managing member of Glenhill Capital Management, LLC. According to the Schedule 13G/A, each of Glenhill Advisors, LLC and Mr. Krevlin have sole voting and dispositive power and Glenhill Capital Management, LLC has shared voting and dispositive power with respect to the number of shares beneficially owned.

(6)	As reported on a Schedule 13G/A filed with the Commission on February 14, 2007, jointly by Silver Point Capital, L. P., a Delaware limited partnership, Edward A. Mule and Robert J. O’Shea (collectively, “Silver Point”), with respect to the ownership of 1,734,500 shares of our Common Stock (the “Shares”) by Silver Point Capital Fund, L. P. and Silver Point Capital Offshore Fund, Ltd. (collectively, the “Funds”). Silver Point Capital Management, LLC (“Management”) is the general partner of Silver Point and each of Messrs. Mule and O’Shea is a member of Management and has voting and investment power with respect to the Shares held by the Funds, and may each be deemed to be a beneficial owner of the Shares. Silver Point, Management, and Messrs. Mule and O’Shea disclaim beneficial ownership of the Shares, except to the extent of any pecuniary interest. Silver Point, Mr. Mule and Mr. O’Shea share voting and dispositive power with respect to the Shares.

(7)	Includes 2,935 and 100 non–voting exchangeable shares of Merge Cedara ExchangeCo Limited, which exchangeable shares may be exchanged on a one–to–one basis for shares of our Company’s Common Stock, owned by Messrs. Lennox and Sartor, respectively.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) requires our executive officers, members of our Board, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5) of our equity securities with the Commission. The Commission requires executive officers, directors and greater than ten percent (10%) Shareholders to furnish us with copies of all these forms filed with the Commission.
     To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers and directors complied with their reporting obligations during 2006.

PROPOSAL TWO: AMENDMENT OF ARTICLES OF INCORPORATION
     Our Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) currently specify the name of our Company as “Merge Technologies Incorporated.” Our Board is proposing an amendment to the Articles of Incorporation to change our Company’s name to “Merge Healthcare Incorporated.” If the Shareholders approve this proposal, then Article I of our Articles of Incorporation will be amended to read in its entirety as follows:

The name of the Corporation is MERGE HEALTHCARE INCORPORATED.
     The name change is intended to better reflect the nature of our business. Our Board believes that “Merge Technologies” is no longer reflective of our business as it exists today – that is, the development of clinical and medical imaging software applications and development tools that we believe are on the forefront of medicine and medical imaging software solutions and that support end–to–end business and clinical workflow for radiology department and specialty practices, imaging centers and hospitals. Since March 1, 2007, we have been doing business under the name “Merge Healthcare” for our parent corporation, and the names “Merge Healthcare North America” and “Merge Healthcare EMEA” for our direct end–user businesses in North America and Europe, Middle East and Africa, respectively. Changing our corporate and brand names to “Merge Healthcare Incorporated” emphasizes our exclusive focus on healthcare–related solutions, software and services. We propose to change our Company’s formal, legal name to Merge Healthcare Incorporated to reinforce that branding. The name change will not alter any rights of Shareholders.
     RECOMMENDATION OF THE BOARD: The Board recommends a vote “FOR” changing our Company name to “Merge Healthcare Incorporated.”

REPORT OF THE AUDIT COMMITTEE
     The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933 (“Securities Act”) or the Exchange Act.
     The Audit Committee has adopted certain pre–approval categories for each fiscal year. These categories relate to auditor assistance with periodic filings with the Commission, auditor assistance with Board approved capital raising or debt financing, auditor assistance with Board approved acquisitions, auditor assistance with due diligence, required responses to Commission comment letters, and auditor assistance with routine tax matters.
     We, the members of the Audit Committee of our Company, represent the following:
1.	The Audit Committee has reviewed and discussed our Company’s audited financial statements with management of our Company;

2.	The Audit Committee has discussed with KPMG LLP, our Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, as may be modified or supplemented;

3.	The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and has discussed with KPMG LLP its independence; and

4.	Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Company’s Annual Report on Form 10–K for the year ended December 31, 2006, for filing with the Commission.

Dennis Brown, Chair	Robert T. Geras	Ramamritham Ramkumar	Richard A. Reck

INDEPENDENT PUBLIC ACCOUNTANTS
     KPMG LLP is our independent public accountant and has audited our consolidated balance sheets as of December 31, 2006, and December 31, 2005, and the consolidated statements of operations, Shareholders’ equity, comprehensive income (loss) and cash flows for each of the three years ended December 31, 2006, as stated in their reports appearing in our Annual Report on Form 10–K.
     Representatives of KPMG LLP will be present at our Annual Meeting. They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.
     The following table presents fees billed for professional services rendered for the audit of our annual financial statements for 2006 and 2005 and fees billed for other services rendered during 2006 and 2005 by KPMG LLP:

	2006	2005

Audit fees (1)	$1,085,000	$2,690,000
Tax fees (2)	6,000	—
All other fees	1,500	1,500

Total fees	$1,092,500	$2,691,500

(1)	Audit fees include fees for the annual financial statement audit, quarterly reviews, audit of internal control over financial reporting, consents, review of registration statements and review of, and assistance with, Current Reports on Form 8–K.

(2)	Tax fees consist of fees for tax compliance and tax consulting in Canada.
     The Audit Committee of our Board has considered whether the provision of these services not related to the audit of the financial statements acknowledged above is compatible with maintaining the independence of KPMG LLP and is of the opinion that the provision of these services does not compromise KPMG LLP’s independence.
     The Audit Committee, in accordance with its charter, must pre–approve all non–audit services provided by our independent registered public accountants. The Audit Committee generally pre–approves specified services in the defined categories of audit services, audit related services and tax services up to specified amounts. Pre–approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent registered public accountants or on an individual, explicit case–by–case basis before the independent auditor is engaged to provide each service.
ANNUAL REPORT ON FORM 10–K
     We will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of our Company’s Annual Report on Form 10–K for the year ended December 31, 2006. Requests should be made to the Investor Relations Department at our principal executive offices located at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650; telephone number (414) 977–4000 or at IR@mergehealthcare.com.
SHAREHOLDER PROPOSALS
     We did not receive any Shareholder proposals for inclusion in this year’s Proxy Statement. If a Shareholder wishes to present a proposal to be included in the Proxy Statement for the next Annual Meeting of Shareholders, the proposal must be submitted in writing and received by our Corporate Secretary at our offices no later than February 4, 2008.
     To bring business before an Annual Meeting, a Shareholder must submit a timely notice that otherwise complies with the requirements of our By–laws. Our By–laws require, among other things, that the notice contain a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend our By–laws, the language of the proposed amendment, the Shareholder’s reasons for conducting the business at the meeting and any material interest in such business of the Shareholder. Our By–laws are available free of charge on file with the Commission, by searching the EDGAR archives at www.sec.gov, or by written request to our Corporate Secretary at 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
     Shareholders who wish to communicate with our Board may send correspondence to our Corporate Secretary, Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650. Our Corporate Secretary will submit your correspondence to our Board or the appropriate Board committee, as applicable. You may communicate directly with the Chairman of the Board by sending correspondence to Chairman of the Board of Directors, Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214-5650.
MAILINGS TO HOUSEHOLDS
     To reduce duplicate mailings, we are now sending only one copy of any Proxy Statement or annual report to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of the Shareholders. Upon written request, we will promptly deliver a separate copy of the annual report or Proxy Statement to a Shareholder at a shared address.
     If you wish to receive separate copies of each Proxy Statement and annual report please notify us by writing or calling our Corporate Secretary at Merge Technologies Incorporated, 6737 West Washington Street, Suite 2250, Milwaukee, Wisconsin 53214–5650 or (414) 977–4000. If you are receiving duplicate mailings, you may authorize us to discontinue mailings of multiple Proxy Statements and annual reports. To discontinue duplicate mailings, notify us by writing or calling our Corporate Secretary.

YOUR VOTE IS IMPORTANT. THE PROMPT
RETURN OF PROXIES WILL SAVE OUR COMPANY
THE EXPENSE OF FURTHER REQUESTS FOR
PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE
AND RETURN THE ENCLOSED PROXY IN THE
ENCLOSED ENVELOPE.

2007 ANNUAL MEETING OF SHAREHOLDERS OF
MERGE TECHNOLOGIES INCORPORATED
May 11, 2007
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
     ¯     Please detach along perforated line and mail in the envelope provided.     ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Elect eleven (11) individuals to serve as Directors until the next annual meeting of Shareholders or otherwise as provided in the Company’s Amended and Restated Bylaws (check one box).				2.	Approve the amendment to the Company’s Amended and Restated Articles of Incorporation to change the Company’s name to “Merge Healthcare Incorporated.”	FOR ☐	AGAINST ☐	ABSTAIN ☐
		NOMINEES:			In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

☐	FOR ALL NOMINEES	¡	Robert A. Barish, M. D.
		¡	Dennis Brown
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡ ¡	Michael D. Dunham Robert T. Geras Anna Marie Hajek R. Ian Lennox Kevin E. Moley Kevin G. Quinn Ramamritham Ramkumar Kenneth D. Rardin Richard A. Reck
☐	FOR ALL EXCEPT
YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					The Board of Directors recommends a vote FOR all director nominees and FOR proposal 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are hold jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

MERGE TECHNOLOGIES INCORPORATED
6737 WEST WASHINGTON STREET
SUITE 2250
MILWAUKEE, WISCONSIN 53214-5650
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Steven R. Norton and Gregory S. Wilson, and each of them, as Proxies, with the power to appoint their substitutes, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock, par value $0.01 per share, of Merge Technologies Incorporated (the “Company”) held of record by the undersigned on March 26, 2007, at the 2007 Annual Meeting of Shareholders to be held on May 11, 2007, or any adjournment or postponement thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder. If no direction is made, this proxy will be voted FOR the proposals set forth herein.
(Continued and to be signed on the reverse side)